As filed with the Securities and Exchange Commission on December , 2000
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                             SOFTQUAD SOFTWARE, LTD.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               7372                    65-0877744
  (State or other jurisdiction         (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)      Classification Code Number)     Identification No.)

                                 --------------

                            161 Eglinton Avenue East
                                    Suite 400
                         Toronto, Ontario M4P 1J5 Canada
                                 (416) 544-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                               Roberto Drassinower
                             Chief Executive Officer
                       161 Eglinton Avenue East, Suite 400
                         Toronto, Ontario M4P 1J5 Canada
                                 (416) 544-9000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:

         Neill May, Esq.                       Michael J. Shef, Esq.
   Goodman Phillips & Vineberg                   Parker Chapin LLP
  250 Yonge Street, Suite 2400      The Chrysler Building, 405 Lexington Avenue,
 Toronto, Ontario M5B 2M6 Canada                 New York, NY 10174
         (416) 979-2211                            (212) 704-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation Of Registration Fee
  ---------------------------- ----------------------- ----------------------- ------------------------ ------------------------
    Title of Each Class of                                 Proposed Maximum        Proposed Maximum
    Securities to be                 Amount To Be         Offering Price Per       Aggregate Offering   Amount of Registration
       Registered                    Registered               Share(1)                  Price(1)                 Fee
  ---------------------------- ----------------------- ----------------------- ------------------------ ------------------------
    Common Stock, par value
        $.001 per share                10,179,318                $2.45                $24,939,329               $6,234.83
  ---------------------------- ----------------------- ----------------------- ------------------------ ------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported on the OTC Bulletin Board on December 26, 2000.

         Pursuant to Rule 416 under the Securities Act, this Registration Statement also registers that number of additional shares of common stock that may become issuable pursuant to anti-dilution provisions of preferred stock, special warrants and warrants held by certain of the selling stockholders.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEN BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 2000.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

                                10,179,318 SHARES

                            [SOFTQUAD SOFTWARE LOGO]

                                  COMMON STOCK

                           ---------------------------

     This prospectus covers 10,179,318 shares of SoftQuad Software, Ltd.'s common stock which the selling stockholders listed in this prospectus under "Principal and Selling Stockholders" (or their successors-in-interest) may offer and sell from time to time. Of these shares, 936,712 currently are owned by selling stockholders, 3,195,627 are issuable upon conversion of preferred stock owned by a selling stockholder, 2,951,420 are issuable upon the exercise of special warrants that currently are owned by selling stockholders and 3,095,559 are issuable upon exercise of warrants that currently are owned by selling stockholders. We issued the common stock and other securities currently owned by the selling stockholders in private placements during February, April and June 2000. In connection with the private placements, we agreed with the initial purchasers that we would file a registration statement covering the shares of common stock issued to them or issuable upon the conversion or exercise of derivative securities issued to them.

     The selling stockholders may sell their shares, directly or through broker-dealers or underwriters, in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders should deliver a copy of this prospectus when they offer and sell their shares.

     The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will not receive any proceeds from sales of the shares by the selling stockholders. We will be responsible for paying all other expenses relating to the registration of the shares.

     Our common stock currently is quoted on the OTC Bulletin Board under the symbol "SXML." The last reported price of our common stock on the OTC Bulletin Board on December 26, 2000 was $2.90.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                The date of this prospectus is ________ __,2001.

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

                 TABLE OF CONTENTS                                                        CAUTION ABOUT

Where You Can Find More Information.....................3                           FORWARD-LOOKING STATEMENTS

Prospectus Summary......................................4                      This     prospectus     contains     certain
                                                                      "forward-looking   statements"   as  defined  in  the
Risk Factors............................................8             Private  Securities  Litigation  Reform  Act of 1995,
                                                                      including statements  regarding,  among other things,
Use Of Proceeds........................................17             our  business  and  operating  strategy,  operations,
                                                                      economic  performance and financial  condition.  When
Price Range Of Common Stock............................17             used  in  this  prospectus,   the  words  "estimate,"
                                                                      "project,"   "believe,"    "anticipate,"    "intend,"
Dividend Policy........................................17             "expect,"  "plan" and  similar  expressions  identify
                                                                      forward-looking  statements.   These  forward-looking
Business ..............................................18             statements  reflect our current views with respect to
                                                                      future   events   and  are   subject   to  risks  and
Management.............................................31             uncertainties  that  could  cause  actual  results to
                                                                      differ  materially  from those  contemplated in these
Principal Stockholders.................................37             forward-looking  statements,  including  those  risks
                                                                      discussed in this prospectus under "Risk Factors."
Selling Stockholders...................................38
                                                                                       STATISTICAL DATA
Certain Relationships And Related Transactions.........42
                                                                               This prospectus  includes  statistical  data
Description Of Capital Stock...........................45             about  the   Internet   industry   that   comes  from
                                                                      information    published    by   sources    such   as
Shares Eligible For Future Sale........................49             International  Data  Corporation,  also known as IDC,
                                                                      and Forrester Research, which are providers of market
Plan Of Distribution...................................50             information   and  strategic   information   for  the
                                                                      Internet industry. Although we believe that data from
Legal Matters..........................................52             these companies is generally  reliable,  this type of
                                                                      data is inherently  imprecise.  We caution you not to
Experts  ..............................................52             place undue reliance on this data.

                ------------------------                                               DOLLAR AND SHARE AMOUNTS

 You should rely only on the information  contained in                         All   dollar   amounts   included   in  this
 this  prospectus.  We have not  authorized  anyone to                prospectus are expressed in U.S.  dollars.  All share
 provide you with different  information.  The selling                and per  share  amounts  have been  adjusted  to give
 stockholders   are  not  making  an  offer  of  these                effect to the  five-for-one  common  stock split that
 securities in any jurisdiction where the offer is not                occurred on July 28, 1999.
 permitted. You should not assume that the information
 provided  by this  prospectus  is  accurate as of any                                         NAMES
 date other than the date of this prospectus.
                                                                               The    names     SoftQuad(R),     XMetaL(R),
                ------------------------                              HoTMetaL(R) and MarketAgility(TM) are trademarks that
                                                                      belong to us. See  "Business--Proprietary  Rights and
                                                                      Licensing." This prospectus also contains other names
                                                                      that belong to their respective owners.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and the common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is complete:

    (a) Our Annual Report filed on Form 10-KSB for the fiscal year ended September 30, 2000 and;

    (b) Our Current Report on Form 8-K filed December 5, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     David R. Lewis
     Chief Financial Officer
     SoftQuad Software, Ltd.

     161 Eglinton Avenue East, Suite 400
     Toronto, Ontario M4P 1J5
     Canada
     (416) 544-9000

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information, including our financial statements and the notes to our financial statements, incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully. In this prospectus, "SoftQuad," "we," "us" and "our" refer to the business that is owned and conducted by SoftQuad Software, Ltd. and its subsidiaries and that was previously owned and conducted by their predecessors.

                                  OUR BUSINESS

     SoftQuad is a leading developer of software products for the creation and management of content in XML. XML (eXtensible Markup Language) is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business (B2B) e-commerce. Forrester Research estimates that B2B e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute 90 percent of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 1,000 customers in a wide range of industries. Our customers include leading companies such as Amazon.com, Continental Airlines, DaimlerChrysler, Deutsche Bank, IBM, Lucent Technologies, Microsoft, USATODAY.com, Ziff Davis, GE Power, Lotus, Quantas, British Aerospace, British Telecom, Nortel Networks, Ericsson and Nokia. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Vignette, Documentum and Software AG, to develop comprehensive B2B e-commerce solution platforms integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. We released MarketAgility on September 25, 2000.

     Our HoTMetaL product is an HTML (Hyper Text Markup Language)-based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

                              OUR BUSINESS STRATEGY

     Our goal is to be a dominant supplier of software products for the creation and management of content by suppliers in e-business. To that end, we have developed XMetaL and MarketAgility, which enable suppliers to significantly improve their ability to create and distribute product information in XML to potential buyers over the Web. In order to be successful, our strategy is to:

     o work with customers in key market sectors to become reference accounts for prospective customers;

     o establish technology partnerships with major vendors of complementary products;

     o    establish strategic partnerships with e-marketplaces;

     o    establish a strong distribution network of value-added resellers;

     o    expand our direct sales efforts in North America and internationally;

     o    invest in research and development to sustain leadership; and

     o    maintain a solid financial structure to fund our operations.

                            OUR COMPETITIVE STRENGTHS

     We believe that we have the following competitive strengths:

     o We are a leader in XML development and software. Members of our management team have been and continue to be leaders in the development of XML specifications through the World Wide Web Consortium (W3C).

     o Our award-winning XMetaL product is recognized as a leading XML content creation solution for the B2B market.

     o We expect our MarketAgility product to be a key supply-side solution for B2B e-commerce.

     o We have developed partnerships and alliances with industry leading technology companies in important B2B segments. We expect these partnerships to enhance the acceptance of our XML products and allow us to be in the forefront of B2B solutions.

     o We have an experienced management team that has extensive experience in marketing leading edge products.

                       OUR HISTORY AND CORPORATE STRUCTURE

      COMMENCEMENT OF OUR BUSINESS

     We commenced our business in 1986 under the name SoftQuad Inc. During the 1980s, we developed software products based on SGML (Standard Generalized Markup Language), the predecessor of XML. In 1992, SoftQuad Inc. was acquired by SoftQuad International Inc. (now renamed NewKidCo International Inc.), which is a publicly-traded company listed on the Toronto Stock Exchange. During the early 1990s, we began to focus on HTML-based software, culminating with the launch in 1993 of HoTMetaL. In 1996, members of our management identified a need for a more versatile language than HTML and began to work, together with representatives of other technology companies, on developing XML.

      ESTABLISHMENT OF SOFTQUAD CANADA

     In August 1998, certain members of our management organized a management buyout of substantially all of the assets and liabilities of SoftQuad Inc. and 100% of the shares of SoftQuad UK Limited, which was SoftQuad International Inc.'s European subsidiary. To facilitate the buyout, on August 7, 1998, they established SoftQuad Software Inc., an Ontario (Canada) corporation ("SoftQuad Canada"). SoftQuad Canada completed the buyout on October 1, 1998. The assets acquired in the buyout included, among other things, the rights to the name "SoftQuad." In May 1999, we launched XMetaL.

      ESTABLISHMENT OF FINANCECO

     In December 1999, a Toronto-based investment dealer agreed to act as agent in facilitating private placement financings of SoftQuad Canada. Pursuant to this agreement, money was first funded by investors to a new Delaware corporation formed to facilitate the financings ("FinanceCo") in exchange for FinanceCo stock and warrants. As of January 17, 2000, FinanceCo entered into agreements with the security holders of SoftQuad Canada to acquire all of the outstanding securities of SoftQuad Canada through FinanceCo's subsidiary, SoftQuad Acquisition Corp., an

Ontario (Canada) corporation ("SAC"). Pending completion of that acquisition, FinanceCo loaned the proceeds of completed financings to SoftQuad Canada for operating purposes.

      MERGER WITH THE AMERICAN SPORTS MACHINE, INC.

     On March 2, 2000, FinanceCo merged with and into The American Sports Machine, Inc., a Florida corporation ("ASM"). ASM was organized on June 2, 1995 but, at the time of the merger, had not engaged in an active trade or business other than to seek to merge with a private operating company. At the time of the merger, ASM's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and its common stock was quoted on the OTC Bulletin Board under the symbol "AMRR." Upon the merger, the separate corporate existence of FinanceCo terminated and ASM continued as the surviving entity. Under the terms of the merger agreement, ASM agreed to seek stockholder approval to rename the merged company SoftQuad Software, Ltd. and to redomicile it to Delaware. In connection with the merger, the securityholders of FinanceCo exchanged their securities for equivalent securities of ASM.

      COMPLETION OF THE CANADIAN ACQUISITION

     On April 5, 2000, ASM, through SAC, completed its acquisition of all of the outstanding securities of SoftQuad Canada. In the acquisition, (i) two holders of common shares of SoftQuad Canada exchanged (on a one-for-one basis) their common shares of SoftQuad Canada for shares of ASM's common stock, (ii) because of Canadian tax considerations, the remaining Canadian holders of common shares of SoftQuad Canada exchanged (on a one-for-one basis) their common shares of SoftQuad Canada for exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of our common stock), and (iii) each holder of an option to acquire common shares of SoftQuad Canada exchanged such option for an option issued by ASM with economically equivalent terms.

      REDOMICILING TO DELAWARE

     To facilitate ASM's redomiciling to Delaware and the change of its name, on March 7, 2000, ASM formed a new Delaware corporation named SoftQuad Software, Ltd. On April 10, 2000, ASM merged with and into this new subsidiary, upon which the separate corporate existence of ASM terminated, and SoftQuad Software, Ltd. continued as the surviving entity.

     ACQUISITION OF ADEI

     On November 20, 2000, we completed our acquisition of Advanced Data Engineering Inc. (ADEi) of Petaluma, California. ADEi provides content transformation solutions which enable organizations to convert large volumes of existing data from multiple sources into XML. ADEi merged with SoftQuad California Inc. ("California"), and California is continuing as the surviving entity.

      OUR CURRENT CORPORATE STRUCTURE

     We currently conduct our operations through SoftQuad Canada and its wholly-owned subsidiary, SoftQuad UK Limited. SAC owns all the common shares of SoftQuad Canada, and SoftQuad Software, Ltd. owns all the common shares of SAC. The following diagram illustrates this structure:

        _________________________________________
       |        SoftQuad Software, Ltd.          |
       |        (a Delaware corporation)         |
       |_________________________________________|
         .                  .                           Exchangeable
         .                  .                           Shareholders
        100%                .                                .
       common               .                                .
       equity               .                                .
         .                  .                                .
         .                  .                                .
 _________________________  .     100% common equity         .
|SoftQuad California, Inc.| .          ......................
|(a California corporation| .          .
|_________________________| .          .
                            .          .
                            .          .
        _________________________________________
       |      SoftQuad Acquisition Corp.         |
       |   (an Ontario (Canada) corporation)     |
       |_________________________________________|
                           .    100% common equity
                           .
                           .
                           .
        _________________________________________
       |         SoftQuad Software Inc.          |
       |   (an Ontario (Canada) corporation)     |
       |_________________________________________|
                           .    100% common equity
                           .
                           .
                           .
        ________________________________________
       |          SoftQuad UK Limited           |
       |         (a UK limited company)         |
       |________________________________________|

     OUR PRINCIPAL EXECUTIVE OFFICES

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada. Our telephone number is (416) 544-9000. Our Web site is located at www.softquad.com. Information contained on our Web site does not constitute part of this prospectus.

                                  CAPITAL STOCK

     As of November 30, 2000, there were issued and outstanding 7,550,250 shares of our common stock and 5,673,605 exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of our common stock). An additional 14,142,875 shares of our common stock were issuable upon the conversion, exercise or exchange of our outstanding preferred stock, options, special warrants and warrants. To read more about our capital stock, including exchangeable shares of SAC, please see "Description of Capital Stock."

                                  RISK FACTORS

     You should consider carefully all of the information described in this prospectus before investing in our common stock. In particular, you should consider the factors described under "Risk Factors" beginning on page 2.

                                  RISK FACTORS

     You should carefully consider the following risks before investing in shares of our common stock. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus and information incorporated by reference in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

     WE CANNOT ASSURE YOU THAT THE MARKET WILL ACCEPT OUR XMETAL AND MARKETAGILITY PRODUCTS

     We are focusing our business plan on our XMetaL and MarketAgility products and are therefore relying on the market success of these products to propel our growth in the near and medium term. (For a description of XMetaL and MarketAgility, see "Business--Products.") Although we have been able to secure initial sales of the XMetaL product, we cannot assure you that existing customers will deploy XMetaL in larger numbers (which will require a significant commitment and investment of resources by these customers) or that XMetaL will be adopted by new customers or secure widespread market acceptance. Similarly, we cannot assure you that MarketAgility will be adopted by customers or secure widespread market acceptance. The failure of XMetaL and MarketAgility to achieve meaningful market acceptance could have a material adverse effect on our business, operating results and financial condition.

      THE CHANGE IN OUR DIRECTION AND OPERATIONAL FOCUS FROM HTML PRODUCTS TO XML PRODUCTS MAY BE DIFFICULT TO MANAGE

     While we expect our revenue growth to be driven largely by XMetaL and MarketAgility, most of our past revenues have been derived from HoTMetaL. (For a description of HoTMetaL, see "Business--Products.") Target markets, sales, marketing and distribution models for HoTMetaL are quite different from the XMetaL and MarketAgility products and we will require different skills and business practices to market and support the XMetaL and MarketAgility products. Consequently, the transition from the HTML product focus to the XML product focus may be difficult to manage, and our business, operating results and financial condition could be materially adversely affected.

      RELIANCE ON DISTRIBUTION CHANNELS AND TECHNOLOGY PARTNERS MAY AFFECT SALES BECAUSE WE LACK CONTROL OVER THESE CHANNELS

     We rely on reseller, distribution and technology partners to support our own selling efforts. Some of these partners must have the expertise required to work with XML. Because XML is a relatively new technology, expertise is not widespread. If these partners fail to develop, do not acquire appropriate XML expertise or otherwise fail to adequately support our products, our business, operating results and financial condition could be materially adversely affected.

      IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN XML CONTENT CREATION TECHNOLOGY OR A SUPERIOR OR MORE WIDELY ACCEPTED TECHNOLOGY IS DEVELOPED, OUR EXISTING PRODUCTS COULD BECOME OBSOLETE

     The market for our products is marked by rapid technological change, frequent product introductions and Internet-related technology enhancements, uncertain product life cycles, dynamic changes in client demands and constantly evolving industry standards. We cannot be certain that we will successfully develop and market new products or new product enhancements that respond to technological change, evolving industry standards or client requirements. Competing products based on new technologies or new industry standards could render our existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis. E-commerce technology, particularly XML content creation technology, is complex, and new products and product enhancements can require long development and testing periods. If we do not develop and release enhanced or new products on a timely basis, our business, operating results and financial condition could be materially adversely affected.

      WE FACE INTENSE COMPETITION

     The Internet content creation and e-market infrastructure software market is intensely competitive. Our clients' requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

     Our principal competitors offering alternatives to XMetaL include Adobe, Corel, Arbortext, Excosoft and Stilo. The market for supply-side e-market infrastructure software, which MarketAgility targets, currently is fragmented, but we anticipate strong competition to develop from new entrants as well as existing software companies. HoTMetaL faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. Most of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors (which may develop products with features similar to XMetaL and MarketAgility), such as Adobe, Macromedia and Microsoft, may bundle or price their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There are no significant barriers to entering the markets which XMetaL, MarketAgility and HoTMetaL serve.

     Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with current or future competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition could be materially adversely affected.

      WE HAVE INCURRED AND EXPECT TO CONTINUE TO INCUR LOSSES

     We have not achieved profitability and we expect to incur net losses for at least the next 18 months. To date, we have funded our operations primarily from the sale of equity and debt securities and borrowings. We incurred losses of $1.3 million, 3.0 million and $6.7 million for the nine months ended September 30, 1998 and the years ended September 30, 1999 and 2000, respectively. As of September 30, 2000, our losses have resulted in an accumulated deficit of $9.8 million. We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. As a result, we will need to generate significant revenues to achieve and maintain profitability. If our revenues do not increase along with these expenses, our net losses in a given quarter would be even greater than expected. We cannot be certain that we can sustain revenue growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability in the future.

      OUR OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT

     We began operations in 1986. However, from 1992 to 1998, we operated as part of NewKidCo. In addition, we currently are transitioning our operations from supporting HoTMetaL to supporting XMetaL and MarketAgility. As a result, it is difficult for us to forecast operating expenses based on historical results. Accordingly, we base our anticipated expenses in part on projected future revenues. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than our projections. If revenues do not meet our projections, our business, operating results and financial condition could be materially adversely affected and net losses in any period would be even greater than expected.

      WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

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

     o    varying demand for our products and services;

     o seasonal fluctuations, including those resulting from the introduction of new versions of our products or new products, our clients' calendar year budgeting cycles and slow summer purchasing patterns in Europe;

     o    unexpected delays in introducing new products and services;

     o increased expenses, whether related to sales and marketing, product development or administration;

     o changes in the rapidly evolving market for XML content creation technology and e-market infrastructure software;

     o the mix of product license and services revenue, as well as the mix of products licensed;

     o the mix of services provided and whether these services are provided by staff or third party contractors; and

     o    the mix of domestic and international sales.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are, and will continue for the foreseeable future to be, not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. The operating results of companies in the electronic commerce industry have, in the past, experienced significant quarter-to-quarter fluctuations. If our revenues for a quarter fall below our expectations and we are not able to quickly reduce our spending in response, our operating results for the quarter will be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysis and investors and, as a result, the price of our common stock may fall. As with other companies in our industry, our operating expenses, which include selling and marketing, research and development and general and administrative, are based on our expectations of future revenues and relatively fixed in the short term. You should not rely on the results of one quarter as an indication of our future performance.

      IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND GENERATE INCREASED REVENUE WE NEED TO EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES

     We must expand our direct and indirect sales operations in order to increase market awareness of our products and generate increased revenue. We cannot be certain that we will be successful in this effort. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. New employees require training and take time to achieve full productivity. We cannot be certain that our new employees will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. We also plan to expand our relationships with value-added resellers, systems integrators and other third-party resellers to build an indirect sales channel. In addition, we need to manage potential conflicts between our direct sales force and third party reselling efforts. Finally, XML expertise is often lacking in the value-added resellers, systems integrators and third-party resellers. Because individuals with XML expertise are in increasingly high demand, we cannot be certain that partners will be successful in acquiring XML expertise, either through training employees or by hiring experienced personnel.

      WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON HOTMETAL REVENUES

     We have derived and will continue to derive significant portions of our revenues from HoTMetaL. In recent quarters, worldwide HoTMetaL revenues have declined and HoTMetaL has lost market share. Although we have planned for HoTMetaL's absolute and proportionate share of total revenues to decline over the next several quarters, if HoTMetaL revenues were to decline faster than anticipated, our business, operating results and financial condition could be materially adversely affected.

      IF OUR INTERNATIONAL BUSINESS CONTINUES TO GROW IN ABSOLUTE DOLLARS AND AS A PERCENTAGE OF REVENUE, OUR BUSINESS WOULD BECOME INCREASINGLY SUSCEPTIBLE TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We expect revenue outside of North America to continue to account for a significant percentage of our total revenue in the future and we believe that we must continue to expand international sales in order to be successful. International operations are generally subject to a number of risks, including:

     o    expenses associated with customizing products for foreign countries;

     o    laws and business practices that favor local competition;

     o    dependence on local vendors;

     o    multiple, conflicting and changing governmental laws and regulations;

     o    potentially adverse tax consequences;

     o    difficulties in collecting accounts receivable; and

     o    foreign currency exchange rate fluctuations.

     Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. In addition, while our financial results are currently reported in U.S. dollars, a significant portion of our sales are denominated in U.K. pounds sterling, the Euro and other currencies. Significant long-term fluctuations in relative currency values may adversely affect our consolidated results of operations. In particular, our consolidated results of operations may be adversely affected by a significant strengthening of the U.S. dollar against U.K. pounds sterling, the Euro or other currencies in which we generate revenues. To date, we have not engaged in any foreign exchange hedging transactions. We intend to consider entering into foreign exchange hedging transactions in the future, if appropriate.

      WE MAY BE UNABLE TO ADEQUATELY DEVELOP A PROFITABLE PROFESSIONAL SERVICES BUSINESS WHICH COULD AFFECT BOTH OUR RESULTS AND OUR ABILITY TO ASSIST OUR CLIENTS WITH THE IMPLEMENTATION OF OUR PRODUCTS

     We cannot be certain that we can attract or retain a sufficient number of the highly qualified personnel that our services business needs. Clients that license our XML software products may engage our professional services business to assist with support, training, consulting and implementation. Growth in our product sales therefore depends on our ability to provide our clients with these services and to educate third-party resellers on how to use our products. As a result, we plan to increase the number of service personnel to meet these needs. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of clients grows. We cannot be certain that our professional services business will ever achieve profitability. We generally bill our clients for our services on a "time and materials" basis. However, from time to time we enter into fixed-price contracts for services. We cannot be certain that our fees from these contracts will exceed the costs of providing the services. In addition, competition for qualified services personnel is intense. We are in a new market and there are a limited number of people who have the skills to provide the services that our clients demand.

      IN ORDER TO PROPERLY MANAGE GROWTH, WE NEED TO IMPLEMENT AND IMPROVE OUR OPERATIONAL SYSTEMS ON A TIMELY BASIS

     We have expanded our operations rapidly and we intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively and to execute our business plan, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition could be materially adversely affected.

      WE MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL, OR ARE UNABLE TO ATTRACT NEW KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL GENERALLY

     Our success depends largely on the skills, experience and performance of some key members of our management, including Roberto Drassinower, our President and Chief Executive Officer, and Peter Sharpe, our Chief Scientist. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. Also, our future success depends on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel, particularly in the areas of engineering and technology as well as in sales and marketing. Many of our competitors for qualified personnel have greater resources than we have. We cannot be certain that we will be successful in attracting or retaining qualified personnel in the future.

      WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We believe that we can fund our planned operations for at least the next 18 months from our existing working capital. Nevertheless, we may need, or otherwise seek, to raise additional funds in the future to maintain and grow our business. We cannot assure you that we will be able to obtain additional financing on favorable terms, if at all. If we issue equity securities, stockholders may experience dilution of their holdings. New equity securities may also have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

      WE DEVELOP COMPLEX SOFTWARE PRODUCTS SUSCEPTIBLE TO SOFTWARE ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, OR DELAYED OR LIMITED MARKET ACCEPTANCE

     Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues, a delay in market acceptance or other costs, which could have a material adverse effect on our business, operating results and financial condition. In our license and "shrinkwrap" agreements, we seek to limit liability for certain claims associated with product defects, but we cannot assure you that these limitations will be enforceable.

     DELAYS IN RELEASING ENHANCED VERSIONS OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION

      We will need to continue to introduce new versions of our products to add new features, functionality and technology that customers desire. In the past, we have experienced delays in releasing new products. As a result, we cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any such postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products.

      OUR PRODUCT SHIPMENTS COULD BE DELAYED IF THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS IS NO LONGER AVAILABLE

     We integrate third-party software into our software. This third-party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain licenses for key third-party software, such as Accusoft, Ipswitch Inc., Inxight and Ulead, shipments of our products could be delayed until equivalent software is developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

      OUR BUSINESS IS BASED ON PROPRIETARY RIGHTS TO OUR TECHNOLOGY, AND IF WE FAIL TO ADEQUATELY PROTECT THESE RIGHTS, OUR BUSINESS MAY BE SERIOUSLY HARMED

     We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products from our competitors' products. The use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Attempts may be made to copy or reverse-engineer aspects of our products or to obtain and use information that we regard as proprietary. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary to enforce our intellectual property rights.

     WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT

     In recent years, there has been significant litigation in the United States involving claims of alleged infringement of patents and other intellectual property rights. We could incur substantial costs to defend any such litigation. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future as a result of an alleged infringement of another's intellectual property. If a claim of infringement of intellectual property rights was decided against us, we could be required to:

     o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

     o    redesign those products or services that incorporate such technology.

      ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF OUR COMPANY

     Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:

     o authorizing our board of directors to fix the rights and preferences of and issue preferred stock;

     o    prohibiting cumulative voting in the election of directors;

     o    limiting the persons who may call special meetings of stockholders;
          and

     o establishing advance notice requirements for election to the board of directors or for proposing matters that can be acted on by stockholders at special meetings of stockholders.

Certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Description of Capital
Stock-Anti-takeover effects of certain provisions of Delaware law and our certificate of incorporation and bylaws."

RISKS RELATED TO THE INTERNET INDUSTRY

     OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE AND XML

     Our future success depends heavily on the Internet and XML technology being speedily accepted and widely used for commerce. Any of the following circumstances could have a materially adverse effect on our business, operating results and financial condition:

     o E-commerce or the use of XML for e-commerce do not continue to grow or grow more slowly than expected.

     o Consumers or businesses reject the Internet as a viable commercial medium.

     o E-commerce businesses are unable to achieve adequate profitability or are unable to raise additional capital.

     o The Internet infrastructure is not able to support the demands placed on it by increased Internet usage and bandwidth requirements.

     o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation cause the Internet to lose its viability as a commercial medium.

     o We incur substantial expenses adapting our solutions to changing or emerging technologies and market conditions, which could occur even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed and the adoption of XML for Internet commerce continues as expected.

      OUR PERFORMANCE WILL DEPEND ON THE NEW MARKET FOR XML-BASED SOFTWARE PRODUCTS AND E-MARKET INFRASTRUCTURE SOFTWARE SOLUTIONS

     The market for XML-based software products and e-market infrastructure software products is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services and may be reluctant to alter those patterns or to provide personal data in connection with purchasing goods over the Internet. Any of these factors could inhibit the growth of online business generally and the market's acceptance of our products and services in particular.

      LAWS AND REGULATIONS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF E-COMMERCE

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any new legislation or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate Internet communications, commerce and advertising or levy sales or other taxes relating to these activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. Governmental bodies have not yet determined in many instances whether and how existing laws such as those governing intellectual property, privacy, libel, taxation and antitrust apply to the Internet and e-commerce. For example, the U.S. Federal Trade Commission is currently examining whether B2B e-commerce exchanges may create opportunities for collusion and price-fixing that violate antitrust laws. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially adversely affected by the adoption, modification or enforcement of laws or regulations relating to the Internet and e-commerce.

RISK RELATED TO THE SECURITIES MARKETS

      OUR STOCK PRICE IS HIGHLY VOLATILE

     The market price of our common stock has been highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Future market prices may fluctuate significantly in response to the following factors, some of which are beyond our control:

     o    variations in quarterly operating results;

     o    changes in market valuations of Internet software companies;

     o announcements by us of significant contracts, strategic partnerships, joint ventures or capital commitments;

     o loss of a major client or failure to complete significant license transactions;

     o    additions or departures of key personnel;

     o sales of our common stock in the future by us and/or by our insiders and significant stockholders; and

     o fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

      POSSIBILITY OF WIDE PRICE SWINGS AND INACCURATE PRICING INFORMATION COULD CREATE A RISK THAT STOCKHOLDERS WILL NOT BE ABLE TO ACCURATELY ASSESS THE MARKET VALUE OF OUR COMMON STOCK

     While our stock trades over-the-counter and is quoted on the OTC Bulletin Board, a relative lack of liquidity or volume and the participation of only a few market makers makes it more likely that wide fluctuations in the quoted price of our common stock could occur. As a result, there is a risk that you will not be able to obtain accurate price quotes or be able to correctly assess the market price of our stock. Increases in the volatility could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might also be unable to accurately value the common stock.

     SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK
     PRICE

     Sales of a substantial number of shares of common stock by stockholders under this registration statement or under another registration statement filed pursuant to registration rights agreements or otherwise, or under Rule 144 or other exemptions that may be available under the Securities Act of 1933, could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

     WE HAVE BECOME SUBJECT TO THE SECURITIES AND EXCHANGE COMMISSION'S PENNY STOCK RULES

     We have become subject to the SEC's penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in that security is provided by the exchange system). Unless exempt, the penny stock rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the rules require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stocks rules, stockholders may have difficulty selling our common stock in the open market as our market price has dropped below $5.00 per share.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. All net proceeds from the sale of common stock will go to the stockholders who offer and sell their shares. We will, however, receive approximately $_______ if all of the warrants for the shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the OTC Bulletin Board since January 7, 2000. From January 7, 2000 until February 21, 2000 it was quoted under the symbol "AMRP," from February 22, 2000 until April 10, 2000 it was quoted under the symbol "AMRR" and since April 11, 2000 it has been quoted under the symbol "SXML." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock as quoted on the OTC Bulletin Board. Quotes on the OTC Bulletin Board may reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                      High           Low
                 Quarter ended March 31, 2000(1)     $36.63         $ .125
                 Quarter ended June 30, 2000         $25.00         $10.00
                 Quarter ended September 30, 2000    $13.50         $ 6.94

     (1)Prior to March 2, 2000, which was the effective date of the merger between FinanceCo and ASM, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $7.50 and $0.125, respectively. From March 2 through March 31, 2000, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $36.625 and $24.50, respectively.

     The last reported price of our common stock on the OTC Bulletin Board on December 26, 2000 was $2.90.

                                 DIVIDEND POLICY

     We have never paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors, and will depend on our financial condition, results of operations and capital requirements, and such other factors as our board of directors deems relevant.

                                    BUSINESS

OVERVIEW

     SoftQuad is a leading developer of software products for the creation and management of content in XML. XML (eXtensible Markup Language) is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business (B2B) e-commerce. Forrester Research estimates that B2B e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute 90 percent of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 1,000 customers in a wide range of industries. Our customers include leading companies such as Amazon.com, Continental Airlines, DaimlerChrysler, Deutsche Bank, IBM, Lucent Technologies, Microsoft, USATODAY.com, Ziff Davis, GE Power, Lotus, Quantas, British Aerospace, British Telecom, Nortel Networks, Ericsson and Nokia. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Vignette, Documentum and Software AG, to develop comprehensive B2B e-commerce solution platforms integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. We released MarketAgility on September 25, 2000.

     Our HoTMetaL product is an HTML (Hyper Text Markup Language)-based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

     To read about our history and corporate structure, please see the Prospectus Summary under "Our History and Corporate Structure."

MARKET ANALYSIS

      INDUSTRY BACKGROUND

     The Internet has emerged as the fastest growing communication medium in history. With over 97 million users at the end of 1998, growing to 320 million users by 2002, as estimated by International Data Corporation, the Internet is dramatically changing how businesses and individuals communicate and share information. The Internet has created new opportunities for conducting commerce, such as business-to-consumer ("B2C") and person-to-person ("P2P") e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for B2B e-commerce that will enable organizations to streamline complex processes, lower costs and improve productivity.

     With this foundation, Internet-based B2B e-commerce is poised for rapid growth and is expected to present a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Forrester Research, B2B e-commerce is expected to grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute

90% of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications is expected to experience tremendous growth, increasing from $1.7 billion in 1999 to $13.2 billion in 2003.

      THE IMPACT OF E-PROCUREMENT ON SUPPLIERS

     The growth of B2B e-commerce is dramatically changing today's business environment. Increasingly, buyers and sellers are automating and streamlining their commercial interactions through the use of Web-based e-procurement systems. The reason for adopting and adapting to this new technology is simple: the potential gains, for both buyers and sellers, can be enormous.

     Buyers are realizing dramatic cost savings in both transaction costs and actual product costs by building their own e-procurement systems, or participating in e-marketplaces. The integration of business and transaction processes reduces the time and paperwork associated with procurement. The centralization of supplier and product information into an e-procurement system increases the efficiency with which buyers can source and compare goods. Companies can even improve the quality of their purchases by gaining access to a wider range of suppliers whose products may better suit their needs. For buyers, the return on investment on e-procurement can be dramatic. According to Morgan Stanley Dean Witter, procurement costs can be reduced by as much as 90%.

     Suppliers are realizing benefits from Web-based procurement as well. It gives them access to a broader range of buyers without increasing selling costs. It also can help avoid price-driven competition by allowing suppliers to identify and target buyers whose needs are better met by their products' specific strengths.

     For suppliers, participating in e-procurement systems will increasingly become a necessity. A survey of CFOs carried out by Duke University indicates that the percentage of companies selling over the Web will increase from 24% at the end of 1998 to 56% by the end of 2000. In some industries, large buyers are already creating their own e-procurement systems and demanding that their suppliers integrate with these systems; in others, third party intermediaries are establishing electronic marketplaces to bring buyers and suppliers together. Regardless of which becomes the winning business model, sellers risk losing out to competitors who have taken the necessary steps to enable themselves for e-commerce.

      THE SUPPLIERS' CHALLENGE

     Most of the building blocks necessary for the growth of Web-based procurement are in place. Electronic Data Interchange (EDI) software set the stage for automating order transactions. Enterprise Resource Planning (ERP) software advanced the integration of business processes across multiple divisions and companies. Both systems, however, have proven to be expensive, inflexible and difficult to implement, hampering wide-scale adoption. With the rise of the Web and the ascendancy of XML technologies for both content management and data interchange, electronic procurement through an exchange or directly between buyers and sellers has finally become practical for most businesses. The major challenge that remains for buyers, suppliers, and intermediaries is content management.

     Content management is the process by which vendor information is collected, categorized and delivered to the e-procurement system. Traditionally, suppliers provided this information through the arduous production and distribution of paper catalogs. But, as noted by industry observers like Aberdeen Group, Forrester, and Morgan Stanley Dean Witter, developing electronic versions of these catalogs has proved to be an onerous task. Product information is generally stored in a variety of systems throughout an enterprise and in a variety of formats. Buyers, suppliers, exchanges or other organizations that have created electronic catalogs have found it difficult to transform these disparate sources of information into a consistent and updatable format.

     E-marketplaces are developing their own approaches to help transform supplier data into a consistent and updatable format as part of their procurement solution. However, it is not yet clear that they can develop scaleable solutions. As Morgan Stanley Dean Witter has found, "Getting supplier catalogs loaded quickly is a bottleneck, given the poor condition much of such data are in and the lack of standard product codes for every industry." And, according to the Aberdeen Group, "Because of the complexity of catalog management and the difficulty of dealing with multiple supplier exchange standards, we found that not a single organization had implemented more than 10 to

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

15 suppliers on their e-procurement system [in 1999]." These bottlenecks are not only delaying suppliers' entry into these new e-procurement channels, they are placing control of their product information in outside hands, and limiting their ability to keep their product and pricing information current.

     In order to participate and compete effectively in the e-marketplace, suppliers must take control over the creation, management and delivery of their product information, including rich content such as graphics and animation.

     A key part of the solution to the content management problem is XML, which is becoming the accepted format for information interchange over the Web. XML is a standardized, interoperable document format that uses custom tags to describe the structure and meaning of information within a document as well as how it should be presented. This provides greater control over how information is collected, combined, formatted and delivered to different audiences for different purposes. Because of this versatility and utility, XML is emerging as the document format used by e-marketplaces.

     But XML is simply a data standard. For suppliers to overcome the challenges of delivering their product information to e-procurement channels, they need to be able to resolve four main issues:

     COLLECTION: Product information is generally stored throughout an enterprise in a number of disparate systems and formats. Product information and specifications may be stored in word processing, desktop publishing and Web formats, while part numbers, pricing and availability information may be stored in relational databases, spreadsheets, accounting and ERP systems, as well as other applications. Suppliers need an effective and efficient way to integrate new e-commerce and e-procurement processes with existing systems and to collect this information for delivery to electronic marketplaces.

     TRANSLATION/NORMALIZATION: Suppliers must be able to deliver product information in the format required by individual e-marketplaces and e-procurement systems. Although XML is becoming the standard format for information interchange over the Web, different e-markets and e-procurement systems use different dialects of XML. In addition, each system uses standardized units of measurement, product coding schemes and product identifiers that may not correspond to those used by a supplier's internal systems. This data has to be standardized for easy transformation to the schemes used by each system.

     MANAGEMENT: In order to be successful in e-markets, suppliers need a secure and effective way to manage and deliver reliable, up-to-date, product information that is personalized for different buying groups. To accommodate regional requirements, language needs and specialized pricing arrangements, suppliers must have the flexibility to create and deliver customized product listings for different e-markets and e-procurement systems. In order to react effectively to market conditions, suppliers must also be able to update product and pricing information rapidly across all channels and target new e-markets as they are identified. Finally, they require assured, secure delivery of approved product information to electronic marketplaces.

     DIFFERENTIATION: In order to compete effectively, retain and enhance margins and build customer loyalty within e-marketplaces, suppliers need new ways to present their products in a manner that will improve branding and differentiate themselves from the competition. Therefore, in addition to basic product, pricing and distribution information, suppliers must be able to include images, marketing information and other rich content.

BUSINESS STRATEGY

     At present, buy-side e-market infrastructure is well supported by companies such as Ariba and Commence One, whereas there are no dominant supply-side infrastructure companies. Our goal is to be a dominant supplier of software products for the creation and management of content by suppliers in e-business. To that end, we have developed XMetaL and MarketAgility which we believe address the four challenges described above for suppliers. In order to be successful, our strategy is to:

     o work with customers in key market sectors to become reference accounts for prospective customers;

     o establish technology partnerships with major vendors of complementary products;

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

     o    establish strategic partnerships with e-marketplaces;

     o    establish a strong distribution network of value-added resellers;

     o    expand our direct sales efforts in North America and internationally;

     o    invest in research and development to sustain leadership; and

     o    maintain a solid financial structure to fund our operations.

TECHNOLOGY BACKGROUND: HTML, SGML AND XML

      HYPER TEXT MARKUP LANGUAGE (HTML)

     HTML is currently the most prevalent language used on the World Wide Web. HTML is used to encode display information on Web pages. Web Browsers, such as Microsoft Internet Explorer and Netscape Navigator, use this display information to format Web Pages on individuals' screens as they browse the Web. HTML uses "tags" to indicate how a particular item should be formatted. It is concerned with the set up or presentation, as opposed to the content or substance, of the information. For example, if a name is to be displayed in bold, HTML dictates that that word should be surrounded by the bold ("b") tag, as follows:

     (begin bold tag) b John Doe (end bold)

     HTML is an international standard governed by the W3C, an industry organization composed of member companies with the objective of developing international standards for the World Wide Web.

      STANDARD GENERALIZED MARKUP LANGUAGE (SGML)

     SGML is the parent technology to HTML. SGML is an open international standard governed by the International Standards Organization. SGML was developed in the 1980 to enable the encoding of important documents in a standard format, which was independent of any particular software vendor. SGML's focus is on encoding the information contained in documents, as opposed to the set up or presentation of that information. Formatting (the laying out of a document on a printed page or display) is accomplished as a separate step, allowing the same information to be displayed on multiple destinations, such as print, CD-ROM and online, from the same source. SGML, like HTML, uses "tags" to label items in a document but, unlike HTML, these tags refer to an item's meaning rather than its format. For example, the name of the author of a given article might be encoded as follows:

       [OPEN BRACKET author CLOSE BRACKET John Doe END OPEN BRACKET author CLOSE BRACKET

     SGML is used in a number of high-end publishing and engineering applications for a number of industries, including telecommunications, aerospace, pharmaceuticals, legal and commercial publishing and semiconductors. However, the growth of SGML usage is hampered by the fact that the language was not designed for use on the World Wide Web.

      EXTENSIBLE MARKUP LANGUAGE (XML)

     As noted above, the HTML protocol was designed to allow the display of information on the Web. However, because it is focused on presentation and not content, it does not assist in encoding the meaning of displayed information. The use of the Web for e-commerce imposes new requirements on Web content. These requirements go beyond simple presentation to full-fledged information processing. For example, a purchase order sent to a supplier needs to be processed by that supplier's order entry system, not merely displayed on someone's screen. Also, while HTML is useful for displaying product information to prospective customers, it does not allow a computer program to automatically search and compare products on the Web. As a result, labor-intensive manual searches must be performed.

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

     Our Chief Scientist, Peter Sharpe, and representatives of several other technology companies identified the need to create a new language that would enable information processing and exchange on the Web using SGML as its foundation. In 1996, this group proposed the concept to the W3C, founded the XML Working Group and produced the XML specification. In February 1998, the XML specification was approved by the W3C and officially designated as a standard by the Director of the W3C.

         XML, like both HTML and SGML, uses "tags" to identify items in an electronic document. XML is "extensible" in the sense that it is capable of being expanded or customized. As such, it allows users to define new tags as required by a given application. For example, tags relating to financial information might be (html tag)"earnings per share" and (OPEN BRACKET)revenue (CLOSED BRACKET), whereas tags relating to a product catalog might include (BEGIN HTML TAG)product name(CLOSED BRACKET) and (OPEN BRACKET)price(CLOSED BRACKET). A typical HTML Web Page might encode a product description as follows:

     (BEGIN BOLD TAG)Hoover Vacuum Cleaner(END BOLD TAG)

     (BEGIN PARAGRAPH TAG) This vacuum has power and is light weight (END PARAGRAPH TAG)

     (BEGIN BOLD TAG) Special Price: $99.95 (END BOLD TAG)

(In HTML ("BEGIN BOLD TAG) b" denotes bold font and ("BEGIN PARAGRAPH TAG p") denotes a paragraph displayed in normal font.)

Using XML, the same information would be encoded as follows:

     (OPEN BRACKET) product name(CLOSED BRACKET) Hoover Vacuum Cleaner(END OPEN BRACKET)product name(CLOSED BRACKET)

     (OPEN BRACKET) description (CLOSED BRACKET) This vacuum has power and is light weight (END OPEN BRACKET) description (CLOSE BRACKET)

     (OPEN BRACKET) price (CLOSE BRACKET) $99.95 (END OPEN BRACKET)price (CLOSE BRACKET)

     By clearly tagging electronic content and identifying its constituent components (product name, description and price above), XML enables computer applications to create, share and process information automatically.

     There are a number of organizations devoted to establishing standard tag sets for particular applications, including XML.org (of which we are a founding member), Microsoft's BizTalk and Rosetta.net. We continue to participate in the development and future direction of XML and its related standards, alongside other technology companies.

OUR PRODUCTS

      XMETAL

     Released in May 1999, XMetaL is our flagship product. XMetaL is a software program that enables organizations to create XML content easily and avoid the complexities of formatting languages. As organizations continue to adopt XML, they will need to create valid XML documents that conform precisely to the rules of a specific application. For example, product descriptions for product catalogues, user guides for consumer products, articles, newsletters, purchase orders, bills of material and part specifications all have particular XML rules as to their structure and syntax. XMetaL enables non-technical individuals to create valid XML documents without having to remember and correctly apply all these rules. XMetaL reduces training costs and enables businesses to deploy XML applications broadly, both internally and to business partners.

     Unlike HTML, which has a fixed set of tags which can be easily learned and applied, XML uses arbitrary tags which can vary with each application. XML also incorporates rules about how these tags are to be combined and used. These rules are specific to each application. Consequently, it is much more difficult for people to create valid XML documents.

     XMetaL enables people to create XML content from scratch or by importing information from word processors, spreadsheets and databases. XMetaL requires minimal customization and eliminates lengthy learning curves and training costs associated with alternative options. XMetaL won the Outstanding Product of the Year in the Authoring Tools category at the Web'99 Web Tool Awards presented by Web Techniques, a respected industry journal. XMetaL also was named one of Internet Week's "Best of the Best" and one of the "Most Innovative" software packages in Internet World's Best of the Year Awards. We have announced strategic partnerships with XML solutions vendors such as Vignette, Documentum, and Software AG to integrate XMetaL with these vendors' products.

     XMetaL integrates with content management systems, ensuring that the content coming into those systems adheres to the rules specific to the application in question. XML content is then stored in these systems as reusable components which can be selectively processed and displayed by Web applications. Using this kind of solution, Web architects and designers are free to manage the content, redeploy applications and connect to new partners and new systems, without disrupting the work of content contributors. XMetaL communicates with the content management system to ensure that content is properly stored and allows users to work in a familiar interface.

     On June 26, 2000, we announced the shipping of XMetaL 2.0, a major upgrade to XMetaL.

      MARKETAGILITY

     SoftQuad's MarketAgility is an XML-based content management solution that gives suppliers an efficient and cost-effective way to move product information from their enterprise to multiple e-procurement channels.

     Drawing on SoftQuad's expertise in XML, MarketAgility allows suppliers to:

     o collect product information from wherever it resides in their enterprises, whether in content management systems, ERPs, other databases, or Word and Excel files;

     o transform and deliver product information to e-markets and e-procurement systems using the XML formats and schemas they require;

     o rapidly and incrementally update product and pricing information across all channels;

     o create and manage multiple catalogs that reflect different regional requirements, languages, and pricing information; and

     o differentiate themselves in the e-marketplace by supplementing product data with rich content, created and revised directly in XML using XMetaL technology.

     MARKETAGILITY ARCHITECTURE

     MarketAgility's architecture is made up of three components: the MarketAgility XML Connector, the MarketAgility XML Server and the MarketAgility XML Transporter.

     o    MARKETAGILITY XML CONNECTOR

     The MarketAgility XML Connector consists of a series of information processors and XML composition tools that can collect, manipulate and standardize product information stored throughout a supplier's enterprise.

     COLLECTING DATA. XML Connector provides secure, reliable retrieval of both structured and unstructured data sources from local and remote data repositories.

     Structured data can be collected from relational databases, ERP systems, office productivity applications like spreadsheets, standardized reports and Web pages, as well as content management systems and enterprise applications.

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

     The XML Connector can retrieve information from inconsistent formats like desktop publishing and word processing applications, as well HTML and XML pages.

     Because not all information sources allow automated retrieval, MarketAgility provides an XML composition workbench where suppliers can extract information from disparate data sources.

     ENHANCING AND VALIDATING DATA. MarketAgility's XML composition workbench also features powerful validation, viewing and editing capabilities. Validation ensures that information is consistent with corporate data sources. Suppliers can view collected data to identify exceptional cases and, using MarketAgility's XML content creation tools, modify data directly. These same editing tools allow suppliers to easily supplement their product data with rich content to help better differentiate themselves in e-markets.

     MAPPING AND STANDARDIZING DATA. The XML Connector maps content from its original sources to MarketAgility's internal XML schema. Data is processed to ensure that disparate data representations are harmonized to use standard units of measurement, product coding schemes and product identifiers. This facilitates transformation to the schemes used by individual marketplaces.

     o    MARKETAGILITY XML SERVER

     The XML Server provides server-based control over the storage, management and delivery of product information to multiple e-markets. Built on industry standard databases, and administered through a Web interface, it provides a secure and reliable repository and staging area for the development and management of customized product listings.

     RAPID AUTOMATIC UPDATES. In conjunction with the XML Connector, the XML Server provides a sophisticated mechanism for automatically detecting changes in the original data sources, and providing rapid, incremental updates to collected product information. When changes are detected, the XML Server pulls updated data from original source materials and integrates it into the database. After updates have been validated and approved, using the XML Server's workflow, they are pushed using the XML Server's workflow to marketplaces or e-procurement systems either on demand or during regularly scheduled updates.

     STAGING AND WORKFLOW. The XML Server provides a staging area where suppliers can preview, revise and approve individual product entries and entire product listings. Suppliers can review listings for accuracy before they are sent to e-marketplaces. To support this capability further, the XML Server uses a workflow system for approvals and to ensure only authorized users can access and revise entries.

     o MARKETAGILITY XML TRANSPORTER (COMMUNICATOR /DISPATCHER/ BROADCASTER /PUBLISHER)

     The XML Transporter controls the extraction, transformation and the assured, secure delivery of a supplier's product information from the XML Server to multiple e-marketplaces, e-procurement systems and other electronic distribution channels.

     CUSTOMIZED PRODUCT LISTINGS. The XML Transporter extracts required product data residing on the XML Server based on the needs of different e-markets. Customized datasets can be defined based on parameters such as marketplace, customer, geographic region or language. This process can be automated by incorporating business rules to determine required information, presentation and conditional routing.

     AUTOMATIC TRANSFORMATION. The XML Transporter automatically converts customized product information from MarketAgility's internal data model to those required by specific e-markets. Data is validated according to the schemas used by each marketplace to ensure error free postings and updates.

     ASSURED DELIVERY. Finally, the XML Transporter provides assured, secure delivery of product information to multiple electronic channels, including e-marketplaces and e-procurement systems.

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

      HOTMETAL

     Our HoTMetaL software program was the first commercially available HTML editor. Currently in its sixth version, HoTMetaL remains a very versatile HTML-based Web page creation and management tool. Its powerful, customizable, and extensible features give developers the advanced capabilities and productivity tools required to quickly create and display Web sites. It is a comprehensive Web publishing solution targeted at the Web developer and has an installed base of over 100,000 users worldwide.

CUSTOMERS AND MARKETS

     Our products serve the retail market and the corporate market. We target the retail market with HoTMetaL and the corporate market with our XML products, XMetaL and MarketAgility.

     For the year ended September 30, 2000, there were four customers in the United States and one customer in Europe who each had greater than 10% of total sales in their respective markets. For the year ended September 30, 1999, there were two customers in the United States and one customer in Europe who each had greater than 10% of total sales in their respective markets.

      HOTMETAL

     HoTMetaL has a customer base of Web developers and consumers. HoTMetaL is distributed through retail channels in North America and Europe, with roughly 30% of our sales in fiscal 1999 being through our Web site. Retail distribution partners include Ingram Micro, Techdata, CompUSA, Best Buy, Ingram Micro UK and Computer World.

      XMETAL

     XMetaL is targeted to e-business applications in the following market segments: e-publishing, e-commerce and knowledge management.

     o    E-PUBLISHING

     Web publishers must keep their content fresh in order to increase and sustain readership. Sites change daily, or even several times per day. Turn-around times are short and publishing deadlines tight. In such an environment, "posting" content manually on a Web site is inefficient and difficult to manage, particularly if content simultaneously comes from numerous external content suppliers and internal contributing writers. Accordingly, high-volume online publishers rely on Web publishing applications, which create Web Pages on a continuous basis from content stored in a database.

     As the Web turns more and more organizations into publishers, for both internal and public Web presence, the demand for these solutions is growing. The central issue is the same - how to allow non-technical writers to contribute content to the Web site without requiring a manual process that slows down the Web group or requires expensive Web design houses to perform routine Web updates. Due to its inherent structure, XML Web content can be automatically read by publishing applications and processed in a streamlined fashion.

     XMetaL, due to its ease-of-use and ability to generate valid XML, is an ideal solution for non-technical writers to create XML Web content to power modern Web publishing and content management systems.

     o    E-COMMERCE

     The central challenge for e-commerce vendors is to find the most direct market for their products online. There are a large number of business models and distribution channels, and new ones emerge all the time (including building a portal or destination web site, participating in affiliate and reseller programs to list products in existing high-traffic sites, participating in electronic markets and vertical portals, or a combination of these techniques). Vendors must be able to tailor product information to specific channels quickly while keeping all information synchronized, up-to-date and consistent.

     Management of this electronic content, therefore, plays a key role in determining the success of an e-commerce strategy. The content being processed includes product descriptions, pricing information, and a whole host of value-added content such as product reviews, product comparisons, links to related products and other commentary.

     As the number of potential channels continues to multiply and the volume of business increases, the need for vendors to build flexible and scaleable electronic catalogues of products and services continues to grow. XMetaL is an ideal solution to create and maintain XML content within these e-commerce applications, because of its flexibility, ease of use and ability to generate valid XML from inputs prepared by non-technical sources.

     o    KNOWLEDGE MANAGEMENT

     Knowledge management is the effective gathering and distribution of corporate knowledge to better support employees, partners and customers. Corporate knowledge includes information about procedures, products and services, case studies, usage scenarios and key competitive issues. Examples of knowledge management applications include customer help desk systems, document management systems, search and retrieval tools, and knowledge bases. Knowledge management applications are important to enable service offerings over the Web, helping customers and distribution partners get accurate, timely information to better support business transactions.

     XML plays an important role in these systems by organizing content fragments, supporting intelligent searching, and allowing control of the flow of content automatically. XMetaL enables information workers to contribute content directly into these knowledge management applications without being aware of their internal structure.

     MARKETAGILITY

     MarketAgility is targeted at suppliers participating in e-marketplaces and e-procurement systems who wish to manage, control and deliver their product information using XML. This segment also is targeted by XMetaL. See "Customers and Markets-XMetaL-E-commerce."

SALES AND MARKETING

     Central to SoftQuad's marketing strategy is the development of partnerships to significantly expand its market reach. To date, XMetaL market development efforts have secured a number of key strategic partnerships with various companies that provide XML-based technologies and services. We are focusing on expanding these relationships with various companies focused on e-procurement, e-markets and XML. We believe that such relationships create opportunities for SoftQuad as well as its partners, and will greatly supplement its direct sales efforts. SoftQuad's partnering efforts focus on three areas: technology partnerships, e-market partnerships and solutions providers.

     o TECHNOLOGY PARTNERS - SoftQuad has and is further expanding partnerships with companies that are involved in the developing and marketing of complementary technologies. Specifically, SoftQuad pursues relationships with companies developing XML technology and XML-based products with which XMetaL software can be integrated. Through such partnerships, we hope to expand the XMetaL and MarketAgility user base. Some of our partners in this category include Vignette, Documentum and Software AG.

     o E-MARKET PARTNERS - SoftQuad is targeting e-markets and e-procurement hubs that are geared towards e-enabling the supplier base of these large enterprises by implementing MarketAgility. We believe that a large opportunity exists here for SoftQuad as these companies have extensive lists of suppliers most of whom are not technologically positioned to efficiently participate in e-markets.

     o SOLUTIONS PROVIDERS - Solutions provider partners, such as systems integrators and valued-added resellers, will integrate XMetaL and MarketAgility solutions into their e-commerce packages. SoftQuad is looking to build its network of solutions provider partners. Many specialize in XML solutions to vertical markets and, in addition, provide value-added services in the form of consulting services, training, installation, technical support, and system configuration. We have signed reseller agreements with a number of XML capable value-added resellers. These organizations combine their own expertise and professional services with market leading products to deliver fully customized solutions to customers. Value-added resellers receive special discounts from us and make a margin on product sales. To date, our network of value-added resellers has over forty members in thirteen countries, including DataChannel, Reed Technology, STEP and Agra Systems. System Integrators, such as consulting firms, would integrate our XML software as part of the total solution they provide to clients. They would work with SoftQuad on a project-by-project basis and jointly ensure successful project implementation and post implementation support.

      PROMOTIONAL ACTIVITIES

     Our promotional activities combine awareness campaigns (through public relations and trade show attendances) with targeted lead generation (through direct mail, free evaluations and Web sites). We use professional public relations agencies to manage our media relations program in the United States, Canada and Europe. Media relations activities include drafting press releases, press briefings and encouraging product reviews and corporate profiles. In addition, XML-related trade shows are an important element of the marketing strategy since they provide a one-to-many communications and sales opportunity. XML-specific trade shows include XML 99, XML One and XML World, which are each held twice a year, once in North America and once in Europe. Attendees include individuals responsible for technology purchases in large organizations. Due to our involvement in various industry standards setting committees, a number of our key personnel are routinely invited to deliver papers at conferences and seminars. We intend to complement these speaking opportunities with regional seminars which will showcase proven XML solutions using XMetaL and MarketAgility.

OUR COMPETITION

     The market for our products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. To read more about risks resulting from our competition, see "Risk Factors--We Face Intense Competition."

      XMETAL COMPETITION

     Alternative solutions to XMetaL presently include modified SGML authoring tools, enhanced text editors which require a high degree of knowledge of XML and solutions based on word processors. Although some of these alternatives are functionally similar to XMetaL, we believe that none adequately offers all the features embedded in XMetaL.

     o    SGML AUTHORING TOOLS

     Traditional SGML authoring tools are very specialized and require an author who is experienced not only in SGML, but also in the particular document types being used. The high set-up, deployment and installation costs typical of these tools are justified only in specialized applications. Recent attempts by SGML tool providers to support XML have not, in our view, altered these fundamental characteristics in their products. Products in this category include Excosoft's Documentor, Adobe's FrameMaker+SGML, Interleaf Panorama, and ArborText's Adept Editor. Market penetration of these products is, we believe, limited in our target markets.

     o    TEXT BASED XML EDITORS

     Most of the XML authoring software introduced to date consists of enhanced text editors of various kinds. These programs require a high degree of understanding of XML and are not generally suitable for commercial content authoring by ordinary business users. They are used primarily by software developers creating XML data-oriented systems. Products in this category include Vervet Logic's XML Pro and Stilo.

     o    MICROSOFT WORD

     Microsoft Word is not an XML authoring application; it does not support the definition of tags, nor does it create validated XML content, both of which are essential attributes of a commercial grade XML editor. Microsoft

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

Office 2000 will not create valid XML content, but uses XML as a storage format. Microsoft Word's design and architecture is optimized for paper publishing, where presentation, not structure, is the primary concern.

     As a result, Microsoft Word documents must undergo a conversion process to be translated into XML. Conversion is expensive, labor-intensive, time-consuming and error-prone. Conversion is employed effectively in applications where the documents being converted do not change often and have a useful life of several years, such as repair and maintenance procedures for a particular model of airplane that might be in service for a decade or more. On the Web, where lead-time is short and the emphasis is on new, up-to-the-minute information, continuous conversion of new content is unworkable.

      MARKETAGILITY COMPETITION

     The marketplace for MarketAgility is a new and developing environment. Many vendors have or are developing XML-based solutions to address content collection, translation and management. E-marketplaces and e-procurement systems continue to evolve and their capability to accept rich content continues to evolve. Competition for MarketAgility may come from e-market and e-procurement infrastructure software vendors, e-catalog aggregators and e-catalog software solution vendors, ERP vendors, e-publishing solutions vendors and content management, document management, workflow and workgroup software solutions vendors. MarketAgility's competitive advantage is its ability to collect and translate into XML both structured and unstructured content. Current solutions for the collection and translation of unstructured content are labor-intensive and not very scaleable.

      HOTMETAL COMPETITION

     HoTMetaL faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. As a result, HoTMetaL revenues have declined in recent quarters. As we focus our efforts on our XML products, we expect sales of HoTMetaL to continue to decline.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently own no patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license or "shrinkwrap" agreements that impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important to establishing and maintaining a technology leadership position than legal protections.

     We also have rights in the trademarks that we use to market our products. These trademarks include SoftQuad, HoTMetaL, MarketAgility and XMetaL. We have applied to register our trademarks in the United States, Canada, the United Kingdom and the European Union. We have received registrations for SoftQuad, HoTMetaL and XMetaL, among others.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our proprietary rights, our business, operating results and financial condition could be materially adversely affected.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us with respect to our current or future products. We expect that developers of Web-based commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect our business, financial condition and operating results.

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to key third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

REVENUES

     We presently derive revenues from the sale of software product licenses for our HoTMetaL and XMetaL products, as well as from support and maintenance agreements. Our HoTMetaL product is priced at $129 per license and XMetaL is priced at $495 per license. Product license revenue is recognized on delivery if an agreement exists with a fixed or determinable fee and collection of the related receivable is reasonably assured. More specifically, revenue is recognized upon shipment to a channel distributor; we apply a 10% provision allowance for potential returns. Actual returns of product are then applied against this provision allowance. Typically, the provision allowance grows throughout the year. When a new version of the product is shipped, the returns of the older version from the distributor and retailer's inventories are applied against this provision allowance. We also derive revenues from product upgrades. HoTMetaL customers generally do not purchase annual maintenance agreements, while the majority of XMetaL customers do purchase annual maintenance agreements. The pricing of maintenance agreements is based on a percentage of the associated product license agreement. We record cash receipts under maintenance agreements as deferred revenue. Deferred revenue is recognized as support revenue on a straight line basis over the term of the maintenance agreements, typically one year. The timing and amount of cash receipts from clients can vary significantly depending on specific payment and contract terms and can have a significant impact on the amount of deferred revenue in any given period.

     Cost of revenue consists of costs to manufacture, package and distribute products and related documentation, royalties to third party vendors and inventory write-downs. Since inception, we have incurred substantial costs to develop our technology and products, and to recruit and train engineering, sales and marketing, and administrative personnel. As a result, we have incurred net losses in each fiscal quarter since inception except for the quarter ended December 31, 1998. At September 30, 2000, we had an accumulated deficit of $9.8 million.

EMPLOYEES

     As of December 13, 2000, we had a total of 122 full-time employees. Of these employees, 34 were in development, 39 in sales and marketing, 11 in product solution and customer support, 12 in content services group and 26 in finance and administration. Our future success depends in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our product solution services, product development, sales, marketing and business development activities. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe relations with our employees are good.

OFFICE LOCATIONS

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada, which consists of approximately 8,541 square feet of office space under a lease expiring January 31, 2002. Our research and development group is primarily located in a 10,697 square foot facility located in Vancouver, Canada under a lease expiring August 30, 2002. Our Content Services Group is located in a 2,300 square foot facility located in Petaluma, California under a lease expiring January 1, 2004. We also lease 3,000 square feet of office space for our European headquarters in London, England, under a 5-year lease expiring May 31, 2005.

LEGAL PROCEEDINGS

     We are not a party to any pending material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets out certain information regarding the directors, executive officers and key employees of SoftQuad Software, Ltd. as of December 13, 2000.

        NAME                     AGE                          POSITION
-------------------           ----------         ----------------------------------------------------------
Roberto Drassinower              37              Chief Executive Officer and Director
Andrew Muroff                    32              President and a Director
David R. Lewis                   55              Chief Financial Officer,  Secretary and Treasurer
Bruce Sharpe                     46              Chief Technology Officer
Peter Sharpe                     48              Chief Scientist
Margo Day                        40              Executive Vice President of Strategy & Business Development
Pamela Geoga                     49              Vice President of Sales
Joan Dea                         37              Director
Robert Bagga                     31              Director
Lawrence Goldberg                50              Director
Brock Armstrong                  54              Director

ROBERTO DRASSINOWER has served as the President and Chief Executive Officer of SoftQuad Canada since its inception in October 1998. He was appointed to the same positions with SoftQuad Software, Ltd., and elected as a director of SoftQuad Software, Ltd., on its inception in April 2000. He began his career with SoftQuad in January 1996, when it was part of SoftQuad International Inc. Over the last three years, Mr. Drassinower has been instrumental in refocusing our business on our XML products. From January 1995 to December 1995, Mr. Drassinower served as President of Carolian Systems, a UNIX network management company. While with Carolian Systems, Mr. Drassinower was responsible for research and development, technical support and developing a successful corporate sales team serving customers such as Compaq, Pepsi and 3M. Mr. Drassinower has worked in the software industry since 1985 and has over seven years experience managing technology businesses. In addition, Mr. Drassinower has over five years experience as a software engineer and systems designer.

ANDREW MUROFF, MBA, has many years of experience in leading mergers and acquisitions efforts for high-tech public companies, having led and closed about $100 million in acquisitions for a publicly traded company as well as having headed up business development for an international internet service provider. Before joining SoftQuad as President, Mr. Muroff was Director of Corporate and Legal Development of CYBERPLEX, Inc (CX:TSE), an international internet professional services firm, from January 1999 to October 2000. From May 1996 to December 1998, Mr. Muroff was Director of Business Development at Managed Network Systems, Inc., an international internet communications provider, where he cultivated key strategic partnerships. Mr. Muroff is a member of the Michigan Bar and holds an MBA degree from the University of Windsor, a BA in Economics from the University of Western Ontario and a law degree from the Detroit College of Law at Michigan State University.

DAVID R. LEWIS, CA has nearly 30 years of business experience including more than 15 years in the high-tech industry with specific software and Internet experience in the B2C and B2B global marketplaces. Since 1992, he has been CFO to a number of Nasdaq-listed companies, accumulating strong global experience in the software and B2C/B2B marketplaces. Prior to joining SoftQuad, from July 1999 to October 2000 he was CFO, Corporate Secretary, and Treasurer for SUMmedia.com Inc., a publicly traded (OTC Bulletin Board: ISUM) global, internet media and marketing company in the content management applications and solution sectors. From March 1999 to July 1999, Mr. Lewis was Chief Financial Officer of Alya International, Inc. (OTCBB: ALYA), a publicly listed software company engaged in the electronic security industry. From March 1998 to December 1999, Mr. Lewis was Chief Financial Officer, Corporate Secretary, and Director of Net Nanny Software International Inc. (V. NNS; OTCBB:NNSWF), a publicly listed software company involved in the personal computer e-commerce business. From September 1996 to February 1998, Mr. Lewis was Chief Financial Officer, Director and Corporate Secretary for Big Server Software Inc., a software company which developed enterprise-wide business databases. From July 1994 to February 1996, Mr. Lewis was Chief Financial Officer of Weir Jones Automotive Inc., a developer of patented automotive security devices. Mr. Lewis is a Chartered Accountant and holds a Bachelor of Engineering from Dalhousie University.

BRUCE SHARPE has served as the Chief Technology Officer of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd., and elected as a director of SoftQuad Software, Ltd. on its inception in April 2000. He held the same position when our business was conducted by SoftQuad International Inc. from January 1996 to October 1998. His responsibilities include product development activities, product design, feature selection, project management and quality assurance. From October 1993 to December 1995, Mr. Sharpe was the Director of R&D at Gravis Computer Technologies Ltd., a manufacturer of PC peripherals. Mr. Sharpe holds a Ph.D. in mathematics from the University of British Columbia. He is the brother of Peter Sharpe.

PETER SHARPE has served as the Chief Scientist of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd. on its inception in April 2000. He held the same position when our business was conducted by SoftQuad International Inc. from August 1996 to October 1998. Mr. Sharpe is the head designer and lead programmer of our products, including HoTMetaL and XMetaL. Mr. Sharpe was one of the founders of SoftQuad International Inc., and held the position of Director of SGML Development from February 1986 to May 1996. Mr. Sharpe was one of the original creators of XML and worked with other industry participants to define the XML standard as a founding member of the World Wide Web Consortium and its XML Technical Working Group. Mr. Sharpe holds a Masters of Science-Mathematics from the University of Toronto. He is the brother of Bruce Sharpe.

MARGO DAY has served as Vice President, Business Development of SoftQuad Software, Ltd. from April 2000 to October 2000. and Executive Vice President Strategy & Business Development from October 2000. From August 1999 to March 2000, Ms. Day was Vice President and Managing Director of Go2Net, one of the Internet's leading networks. While with Go2Net, she created HyperMart Business Unit, a leading small business e-commerce solutions-hosting community that now boasts more than 800,000 members. From November 1998 to July 1999, Ms. Day was Executive Vice President of Medweb, a provider of web-based telemedicine solutions. From April 1992 to September 1998, Ms. Day was with Lotus Development Corp., a provider of knowledge management, e-business, desktop and collaborative software and professional services, where she held increasingly senior roles, including Senior Director for North American small and medium business, sales and field marketing, Director of Enterprise Sales and Director of US Business Partner Sales.

PAMELA GEOGA has served as Vice President, Sales of SoftQuad Canada and SoftQuad Software, Ltd. since March 2000. For 25 years until July 1998, Ms. Geoga worked for IBM Corporation and its subsidiary Lotus Development Corp. As Vice President, North America, for Lotus, a position she held from May 1988 to July 1998, Ms. Geoga led sales and service teams of up to 800 professionals generating annual revenues of approximately $600 million. Under her direction, the North American division evolved from a group of independent operating units into a fully integrated operation with dynamic, cross-organizational teams focused on specific market segments. She also introduced the Lotus Solution Sales process, a process which became a standard for IBM senior executives worldwide. Ms. Geoga holds a Bachelor of Science degree from Western Michigan University

JOAN DEA has been a director of SoftQuad Software, Ltd. since June 13, 2000. Ms. Dea is currently a Vice President and an officer of The Boston Consulting Group ("BCG"). Ms. Dea became an officer of BCG in 1994 after its merger with The Canada Consulting Group. She had been with Canada Consulting since 1989 and was a manager at the time of the merger. At BCG, Ms. Dea has co-led the development of BCG's global e-ventures business, which incubates and builds e-commerce businesses. Some of the e-commerce ventures Ms. Dea has been instrumental in building include a comprehensive consumer electronics navigation and retail site, a licensing marketplace for pharmaceutical companies and a B2B exchange. Ms. Dea also has extensive international consulting experience assisting corporations improve their competitiveness and performance. From 1995 to 1999, Ms. Dea built and led

BCG's Canadian financial services practice. Ms. Dea holds a B.A. Economics and Political Science from Yale University and an MSc Economics (International Relations) from the London School of Economics.

ROBERT BAGGA has been a director of SoftQuad Software, Ltd. since July 27, 2000. Mr. Bagga is currently the Chief Executive Officer of iJoin.com, Inc., a provider of online B2B creative solutions. Mr. Bagga founded Barter Business Exchange in 1993, and held the position of Chief Executive Officer until March 1999, when he successfully negotiated the merger of Barter Business Exchange with Seattle-based International Barter Corporation. The Company created by the merger, Ubarter.com, quickly became one of the world's largest B2B barter companies. After the merger, Mr. Bagga held the position of Chief Operating Officer of Ubarter.com until March 2000, when he became the Chief Executive Officer of iJoin.com. Mr. Bagga studied economics at York University. He has served on the Board of Directors of the International Reciprocal Trade Association, where he headed the Certification Committee responsible for the Certified Trade Broker Program, and is currently a member of the Young Entrepreneurs Organization.

LAWRENCE GOLDBERG is the Executive Vice President and Chief Financial Officer of Pinetree Capital Corp. Mr. Goldberg, a Chartered Accountant, brings with him over 20 years of experience in the software industry. During that time, he has worked in both a financial and operational capacity with a number of companies, typically during their periods of highest growth. In addition to his responsibilities at Pinetree, Mr. Goldberg sits on the Boards of many of Pinetree's investee companies, acting as an advisor to management of those companies.

BROCK ARMSTRONG is President and Chief Executive Officer of DC DiagnostiCare Inc. From August 1994 to April 1997 Mr. Armstrong was Executive Vice President of London Insurance Group, a Canadian financial services company with operations in Canada, the United States and Asia. From April 1997 to October 1998 Mr. Armstrong was Senior Vice President of The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. From October 1998 to December 1999 Mr. Armstrong was President of ING Equitable Life and Chief Executive Officer - Annuities of ING US Retail Financial Services, both US subsidiaries of ING Group, a global financial services company. Mr. Armstrong is an experienced senior executive with a proven record of creating and managing profitable growth as well as significant experience in mergers and acquisitions. Mr. Armstrong is a Chartered Accountant and holds an Honours Bachelor of Business Administration degree from the University of Western Ontario.

BOARD OF DIRECTORS

     There currently are six directors of SoftQuad Software, Ltd. Directors hold office until the next annual meeting of stockholders or until their successors are elected or appointed. Executive officers are appointed by and serve at the discretion of the board of directors.

      BOARD COMMITTEES

     The board of directors currently has an audit committee consisting of Joan Dea and Brock Armstrong, neither of whom is an employee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions.

     The board of directors also has a compensation committee consisting of Joan Dea and Robert Bagga. The compensation committee makes recommendations regarding compensation and benefits, including stock options, given to our employees.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation paid to our chief executive officer and other members of the executive team in excess of $100,000 for services rendered during the fiscal year ended September 30, 2000 for services in all capacities to the Company since its inception. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits totaling less than 10% of the total salary and bonus reported. The columns for "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.

                                                                                                     LONG-TERM COMPENSATION
                                                          ANNUAL COMPENSATION                                AWARDS
                                                       -----------------------      -----------------------------------------
                                                                                                      NUMBER OF SECURITIES
Executive                                     YEAR       SALARY        BONUS          OTHER            UNDERLYING OPTIONS
---------                                     ----     ----------    ---------      ---------        -----------------------
Roberto Drassinower - CEO                     2000      $102,092      $77,050        $120,000(1)            400,000
Roberto Drassinower - CEO                     1999       $80,000      $27,000                               550,010
Bruce Sharpe - Chief Technology Officer       2000       $80,400      $30,150                                50,000
Peter Sharpe - Chief Scientist                2000       $80,400      $30,150                                50,000
Nick Mongston - Managing Director of
                 SoftQuad Software (UK) Ltd.  2000       $98,150      $40,540                                60,000
Johnathan Sachs (2) - Vice President of
                       Marketing              2000       $98,300      $13,400                                50,000

(1) Represents  housing loan
(2) Johnathan Sachs left SoftQuad effective October, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the fiscal year ended September 30, 2000 to the named executive officers. The percentage of total options set forth below is based on an aggregate of 2,568,700 options granted to employees during the fiscal year ended September 30, 2000. The market value on the date of grant has been determined by our board of directors. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future common stock price.

                                INDIVIDUAL GRANTS
                                                 PERCENT OF
                                                   TOTAL
                                    NUMBER OF     OPTIONS
                                    SECURITIES   GRANTED TO                            POTENTIAL REALIZABLE VALUE AT
                                    UNDERLYING   EMPLOYEES    EXERCISE                 ASSUMED ANNUAL RATES OF STOCK
                                     OPTIONS     IN FISCAL      PRICE     EXPIRATION    PRICE APPREASTION FOR OPTION
                                     GRANTED        2000      ($/SHARE)      DATE                   TERM
                                                                                             5%              10%
Roberto Drassinower -                400,000        15%         $1.44      2/25/2010       $362,200       $918,000

Bruce Sharpe -                        50,000         2%         $1.44      2/25/2010       $ 45,300       $114,700

Peter Sharpe -                        50,000         2%         $1.44      2/25/2010       $ 45,300       $114,700

Nick Mongston -                       60,000         2%         $1.44      2/25/2010       $ 54,300       $137,700

Johnathan Sachs -                     50,000         2%         $1.44      2/25/2010       $ 45,300       $114,700

OPTION VALUES

     The following table sets forth the number and value of securities underlying unexercised options that are held by the named executive officers as of September 30, 2000. No officer exercised any options during the fiscal year ended September 30, 2000. The value of unexercised in-the-money options is based on the fair market value of our common stock on September 30, 2000 of $7.00, as quoted on the OTC Bulletin Board, minus the actual exercise price.

                                             NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                        OPTIONS AT SEPTEMBER 30, 2000          AT SEPTEMBER 30, 2000 ($)
                                        -----------------------------        --------------------------------
                                        Exercisable     Unexercisable        Exercisable        Unexercisable
                                        -----------     -------------        -----------        -------------
Roberto Drassinower                       340,010          610,000            $2,378,000         $3,694,000
Bruce Sharpe                              193,330          190,000            $1,352,000          $278,000
Peter Sharpe                              193,330          190,000            $1,352,000          $278,000
Nick Mongston                                -              60,000                -               $334,000
Jonathan Sachs                            193,330          190,000            $1,352,000          $278,000

STOCK OPTION PLAN

     As of February 25, 2000, our 2000 Stock Option Plan (the "Plan") was approved by our board of directors and our stockholders. The Plan permits the grant of non-qualified stock options and incentive stock options, within the meaning of Section 422 of the Internal Revenue Code. We have reserved 4,899,500 shares of common stock for issuance under the Plan. However, the board of directors has the right, from time to time, to increase this number subject to the approval of our stockholders. Common stock issued on exercise of options under the Plan may be authorized and unissued shares of the common stock, issued shares of common stock held in our treasury or shares of common stock acquired on the open market.

     Unless otherwise determined by the board of directors, the Plan is administered by a committee comprised of two or more persons not employed by SoftQuad as designated by the board of directors. Subject to the provisions of the Plan, the committee may establish from time to time any regulations, provisions, proceedings and conditions of awards that, in its sole opinion, it deems advisable for the administration of the Plan. The persons eligible to participate in the Plan include our officers and employees who are regularly employed on a salary or hourly basis, our non-employee directors and our consultants. Subject to the limitations described below, the committee has the complete discretion and authority to determine, among other things, the persons to whom options shall be granted, the times when such options shall be granted, the number of options, the exercise price of each option, the period(s) during which an option shall be exercisable, the restrictions to be applicable to options and other terms and provisions relating to the options. The committee also has the authority to establish the procedures for exercising options.

     The exercise price of any incentive stock option granted under the Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. If the person to whom an incentive stock option is granted owns shares of our stock possessing more than 10% of the total combined voting power of all of the classes of stock, the exercise price may not be less than 110% of the fair market value of the common stock on the option grant date and the term of the option cannot exceed five years. The exercise price may be paid in cash or in outstanding shares of common stock. To the extent that the aggregate of all incentive stock options granted to an individual during any calendar year exceeds $100,000 in value, based on the fair market value of the shares of common stock subject to such options as at the date(s) of grant of such option(s), the excess shares of common stock are not deemed to be purchasable pursuant to incentive stock options, but are deemed to be purchasable pursuant to non-qualified options.

     Concurrently with the award of an option, the committee may in its discretion award additional options in an amount equal to the number of shares of our common stock, if any, that would be acquired on the exercise of the primary option plus, to the extent authorized by the committee, the number of shares of common stock that would be used to satisfy any tax withholding requirements related to the exercise of the primary option. The grant of such secondary options becomes effective upon the exercise of the primary option and may be, at the discretion of the committee, treated as an incentive stock option.

     In the event there is any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, a combination of shares or other form of substitution, the number and kind of shares of our stock into which options may be exercised and the price per share thereof are to be appropriately adjusted. Upon certain defined events causing a change in control of SoftQuad, an option or other award under the Plan becomes fully exercisable or fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. In the event of a merger or other reorganization, the agreement of merger or reorganization may provide that outstanding options and other awards under the stock option plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we are the surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

     Our board of directors has the authority to amend or terminate the Plan, provided any amendment or termination does not impair the rights of any holder of any outstanding options without the written consent of that holder, and that any required stockholder approvals are obtained.

      DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation for their services as members of the board of directors, although members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 2000 Stock Option Plan and may receive options at the discretion of the board of directors. For a description of this plan, please see "Stock Option Plan." On February 25, 2000, in consideration for their agreement to serve as directors, we granted to each of Sheldon Inwentash and Michael Mendelson (or their nominees) and Joan Dea options to purchase 80,000 shares of common stock, all at an exercise price of $1.44 per share. Messrs. Inwentash and Mendelson no longer are directors. On July 27, 2000, in consideration for his agreement to serve as a director, we granted to Robert Bagga options to purchase 80,000 shares of common stock, at an exercise price of $7.50 per share. On December 13, 2000, in consideration for their agreement to serve as directors, we granted to each of Lawrence Goldberg and Brock Armstrong options to purchase 80,000 shares of common stock, all at an exercise price of $3.25 per share. All of these options become exercisable as to one-third of the underlying shares on each of the yearly anniversaries of the date of grant. They expire ten years from the date of grant.

                             PRINCIPAL STOCKHOLDERS

     The following table sets out information known to us regarding the beneficial ownership of our common stock as November 30, 2000 by:

     o each person known to us to be the beneficial owner of more than 5% of our common stock;

     o    each of our directors and named executive officers; and

     o    all of our directors and executive officers as a group.

     The number of shares of common stock deemed to be beneficially owned by the respective person or entity in the table below and in "Selling Stockholders" includes shares issuable upon the exchange of exchangeable shares of SAC, conversion of preferred stock, and the exercise of options, special warrants and warrants held by the respective person or entity that may be exchanged, converted or exercised within 60 days after November 30, 2000. For purposes of calculating each person's or entity's percentage ownership, the number of outstanding shares includes the 7,550,250 shares of common stock and 5,673,605 exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of common stock) outstanding on November 30, 2000, plus shares issuable upon the conversion or exercise of that person's or entity's preferred stock, options, special warrants and warrants that are exchangeable, convertible or exercisable within 60 days after November 30, 2000. Except as indicated in the footnotes below, to our knowledge, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned by them. Footnotes to the table describe (i) the nature of any position, office or other material relationship which a selling stockholder has had with SoftQuad Software, Ltd. or any of its predecessors or affiliates and (ii) whether any of the shares beneficially owned are issuable upon the conversion of preferred stock or the exercise of special warrants or warrants.

     The address of each of our directors and executive officers is c/o SoftQuad Software, Ltd., 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada. The addresses of the other principal stockholders are included in footnotes.

     ----------------------------------------    -------------------------    ---------------------
                                                        Number of
                                                          Shares
                                                       Beneficially
            Name                                          Owned                  Percent of Class
     ----------------------------------------    -------------------------    ---------------------
     James Clark (1)                                     3,220,285                    24.4%

     Pinetree Capital Corporation (2)                    2,710,128                    20.5%

     VC Advantage Limited Partnership,
     Thomson Kernaghan & Co. Ltd. and CALP
     II LP (3)                                           1,599,775                     9.9%

     Hammock Group Ltd (4)                               1,545,667                     9.9%

     Roberto Drassinower (5)                               482,870                     3.5%

     Bruce Sharpe (6)                                      336,190                     2.5%

     Peter Sharpe (6)                                      336,190                     2.5%

     Jonathan Sachs                                        336,190                     2.5%

     All current directors and executive
     officers of the Company as a group (11 persons)(7)  1,230,250                     8.5%

(1) Mr. Clark's address is Prasanmir Place 164/5 Sukhimrit Soi 23 Bangkok, Thailand 10110.

(2) Includes 2,670,560 exchangeable shares of SAC. Pinetree's address is 130 King Street West, Suite 2810, Toronto, Ontario M5X 1A9, Canada.

(3) Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under an agreement with SoftQuad (the "TK Conversion Cap Agreement"), Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant or special warrant if, after having given effect the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II, considered as a group, would beneficially own 5,285,715 shares of common stock, including 1,806,738 shares of common stock issuable upon conversion of preferred stock, 91,422 shares of common stock issuable upon exercise of special warrants and 1,787,777 shares of common stock issuable upon exercise of warrants. The address for each of Thomson Kernaghan, VC Advantage and CALP II is Thomson Kernaghan & Co. Limited, 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2, Canada.

(4) Under an agreement with SoftQuad (the "Hammock Conversion Cap Agreement"), Hammock agreed not to have the right to convert any preferred stock or exercise any warrant if, after having given effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the Hammock Conversion Cap Agreement, Hammock would beneficially own 1,545,667 shares of common stock, including 1,267,889 shares of common stock issuable upon conversion of preferred stock and 277,778 shares of common stock issuable upon exercise of warrants. Hammock's address is c/o Thomson Kernaghan & Co. Limited, 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2, Canada.

(5) Includes 142,860 exchangeable shares of SAC and 340,010 shares of common stock issuable upon exercise of options.

(6) Includes 142,860 exchangeable shares of SAC and 193,330 shares of common stock issuable upon exercise of options.

(7) Includes 428,580 exchangeable shares of SAC and 801,670 shares of common stock issuable upon exercise of options.


                              SELLING STOCKHOLDERS

     The information under the columns "Number of Shares to be Beneficially Owned After the Offering" and "Percent of Class After the Offering" is provided in accordance with SEC rules and is based on 22,466,460 shares of common stock outstanding after the offering on the assumption that:

     o all of the shares that may be offered by the selling stockholders actually are sold;

     o the selling stockholders do not acquire beneficial ownership of any other shares or dispose of any shares other than in this offering; and

     o    we do not issue or cancel any other shares.

------------------------------------------------- ----------------- ------------------ --------------- ---------------
                                                                                         NUMBER OF
                                                     NUMBER OF                          SHARES TO BE
                                                       SHARES                           BENEFICIALLY     PERCENT OF
                                                    BENEFICIALLY    NUMBER OF SHARES    OWNED IF ALL     THE CLASS
                                                    OWNED BEFORE       THAT MAY BE       SHARES ARE      AFTER THE
NAME                                                THE OFFERING         OFFERED            SOLD          OFFERING
------------------------------------------------- ----------------- ------------------ --------------- ---------------
VC  Advantage   Limited   Partnership,   Thomson    1,599,775         4,422,639           863,076           3.8%
Kernaghan & Co. Limited and CALP II LP (1)

Hammock Group, Ltd. (2)                             1,545,667         1,545,667             ___             ___

Signature Explorer Fund (3)                           500,010           500,010             ___             ___

Thomas Kernaghan & Co. Limited                      1,000,000         1,000,000             ___             ___
   (as agent) (4)

O'Donnell Canadian Emerging Growth Fund (5)           420,000           420,000             ___             ___

Beluga NV (6)                                         250,002           250,002             ___             ___

Third Point Advisors LLC (7)                          200,010           200,010             ___             ___

Bissett & Associates (8)                              199,500           199,500             ___             ___

Acquity Investment Management Inc. (9)                160,005           160,005             ___             ___

Devin Huber (10)                                      121,000           121,000             ___             ___

F.G. Ghantous Investments Inc. (11)                   120,000           120,000             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N      105,105           105,105             ___             ___
   Canadian Equity Plus Pension Trust (12)

Ansbacher (Bahamas) Limited (13)                      100,005           100,005             ___             ___

Casurina Limited Partnership (14)                     100,005           100,005             ___             ___

Lawvest Company Limited (15)                          100,005           100,005             ___             ___

Peconic Fund, Ltd. (16)                               100,005           100,005             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       93,450            93,450             ___             ___
   Canadian Small Float Fund (17)

Royal  Trust  Corporation  of  Canada  for  PH&N       81,600            81,600             ___             ___
   Canadian Equity Fund (18)

Claret Asset Management Corp. (19)                     80,010            80,010             ___             ___

Nick Mylonakis (20)                                    71,100            71,100             ___             ___

Royal Bank of Canada (21)                              69,000            69,000             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       67,500            67,500             ___             ___
   Canadian Equity Plus Pension Trust (22)

Elljay, Inc (23)                                       67,140            67,140             ___             ___

Tyler Armstrong (24)                                   66,600            66,600             ___             ___

Cona Capital Ltd. (25)                                 40,500            40,500             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       27,000            27,000             ___             ___
   Canadian Equity Plus Fund (26)

Benitz & Partners Limited (27)                         26,100            26,100             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       25,350            25,350             ___             ___
   Balanced Fund (28)

New Paradigm Inc. (29)                                 20,010            20,010             ___             ___

                     TOTALS                        11,142,399        10,179,318           863,076           3.8%

(1) Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant or special warrant if, after having given effect the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II, considered as a group, would beneficially own 5,285,715 shares of common stock, including 1,806,738 shares of common stock issuable upon conversion of preferred stock, 91,422 shares of common stock issuable upon exercise of special warrants and 1,787,777 shares of common stock issuable upon exercise of warrants. "Certain Relationships and Related Transactions" for a description of the position, office or other material relationship of VC Advantage, CALP II and Thomson Kernaghan with us or our predecessors or affiliates.

(2) Under the Hammock Conversion Cap Agreement, Hammock agreed not to have the right to convert any preferred stock or exercise any warrant if, after having given effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the Hammock Conversion Cap Agreement, Hammock would beneficially own 1,545,667 shares of common stock, including 1,267,889 shares of common stock issuable upon conversion of preferred stock and 277,778 shares of common stock issuable upon exercise of warrants.

(3) Includes 333,340 shares of common stock issuable upon exercise of special warrants and 166,670 shares of common stock issuable upon exercise of warrants.

(4) Includes 1,000,000 shares of common stock issuable upon the exercise of special warrants held by Thomas Kernaghan as agent for certain non-US persons. Thomson Kernaghan disclaims beneficial ownership of these shares.

(5) Includes 280,000 shares of common stock issuable upon exercise of special warrants and 140,000 shares of common stock issuable upon exercise of warrants.

(6) Includes 166,668 shares of common stock issuable upon exercise of special warrants and 83,334 shares of common stock issuable upon exercise of warrants.

(7)  Includes 66,670 shares of common stock issuable upon exercise of warrants.

(8) Includes 133,000 shares of common stock issuable upon exercise of special warrants and 66,500 shares of common stock issuable upon exercise of warrants.

(9) Includes 106,670 shares of common stock issuable upon exercise of special warrants and 53,335 shares of common stock issuable upon exercise of warrants.

(10) Includes 121,000 shares of common stock issuable upon the conversion of preferred stock.

(11) Includes 80,000 shares of common stock issuable upon exercise of special warrants and 40,000 shares of common stock issuable upon exercise of warrants.

(12) Includes 70,070 shares of common stock issuable upon exercise of special warrants and 35,035 shares of common stock issuable upon exercise of warrants.

(13) Includes 66,670 shares of common stock issuable upon exercise of special warrants and 33,335 shares of common stock issuable upon exercise of warrants.

(14) Includes 66,670 shares of common stock issuable upon exercise of special warrants and 33,335 shares of common stock issuable upon exercise of warrants.

(15) Includes 66,670 shares of common stock issuable upon exercise of special warrants and 33,335 shares of common stock issuable upon exercise of warrants.

(16) Includes 33,335 shares of common stock issuable upon exercise of warrants.

(17) Includes 62,300 shares of common stock issuable upon exercise of special warrants and 31,150 shares of common stock issuable upon exercise of warrants.

(18) Includes 54,400 shares of common stock issuable upon exercise of special warrants and 27,200 shares of common stock issuable upon exercise of warrants.

(19) Includes 53,340 shares of common stock issuable upon exercise of special warrants and 26,670 shares of common stock issuable upon exercise of warrants.

(20) Includes 47,400 shares of common stock issuable upon exercise of special warrants and 23,700 shares of common stock issuable upon exercise of warrants.

(21) Includes 46,000 shares of common stock issuable upon exercise of special warrants and 23,000 shares of common stock issuable upon exercise of warrants.

(22) Includes 45,000 shares of common stock issuable upon exercise of special warrants and 22,500 shares of common stock issuable upon exercise of warrants.

(23) Includes 44,760 shares of common stock issuable upon exercise of special warrants and 22,380 shares of common stock issuable upon exercise of warrants.

(24) Includes 44,400 shares of common stock issuable upon exercise of special warrants and 22,200 shares of common stock issuable upon exercise of warrants.

(25) Includes 27,000 shares of common stock issuable upon exercise of special warrants and 13,500 shares of common stock issuable upon exercise of warrants.

(26) Includes 18,000 shares of common stock issuable upon exercise of special warrants and 9,000 shares of common stock issuable upon exercise of warrants.

(27) Includes 17,400 shares of common stock issuable upon exercise of special warrants and 8,700 shares of common stock issuable upon exercise of warrants.

(28) Includes 16,900 shares of common stock issuable upon exercise of special warrants and 8,450 shares of common stock issuable upon exercise of warrants.

(29) Includes 13,340 shares of common stock issuable upon exercise of special warrants and 6,670 shares of common stock issuable upon exercise of warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        FINANCINGS

     We have engaged in financing transactions in which the amount involved exceeded $60,000 with the following persons who, on or prior to December 15, 2000, beneficially owned more than 5% of our common stock: Beacon M International Investments Inc. ("Beacon"), Hammock Group Ltd., Pinetree Capital Corp. ("Pinetree"), Thomson Kernaghan & Co. Limited, VC Advantage Limited Partnership, CALP II LP and James Clark. One of our former directors, Sheldon Inwentash, is a director and officer of, and owner of a greater than 10% equity interest in, Pinetree. In addition, we have engaged in transactions in which the amount involved exceeded $60,000 with KBL Capital Partners Inc. and KBL Technology Funding Inc. Each of Mr. Inwentash and Michael Mendelson, who also was one of our directors, is a director and officer of KBL Capital Partners. In addition, each of Michael Mendelson and Pinetree is an owner of a greater than 10% equity interest in KBL Capital Partners. Mr. Mendelson is also a director and officer of, and owner of a greater than 10% interest in, KBL Technology Funding. Mr. Clark was chairman and a director of SoftQuad Canada from July, 1998 until August 1, 2000. The following is a description of these transactions.

     On November 6, 1998, we issued 2,285,700 shares of common stock to James Clark, at a price of approximately $0.23 per share, for aggregate gross proceeds of $525,711.

     On April 9, 1999, we issued 1,947,040 shares of common stock to Pinetree and 623,055 shares of common stock to James Clark, each at approximately $0.43 per share, for aggregate gross proceeds of $1,105,141. In connection with the issuance of these shares, we issued warrants to purchase 973,520 shares of common stock to Pinetree, and warrants to purchase 311,530 shares of common stock to Mr. Clark, each with an exercise price of $0.43 and we paid an investment advisory fee to KBL Capital Partners of $41,563, 58,410 shares of common stock and warrants to purchase 233,645 shares of common stock with an exercise price of $0.43 per share. After the completion of this financing, we entered into an advisory services agreement with KBL Capital Partners under which KBL Capital Partners was to receive $3,330 per month for a term of twelve months (automatically renewable subject to termination by us), together with an advisory fee of $13,300 for advisory services in connection with structuring and venture financing, and an advisory fee of $500,000 for services in connection with preparation, structuring and executing a series of private placements. This advisory services agreement was subsequently amended on July 31, 1999 to extend its initial term to July 31, 2000, which term has subsequently been renewed, and to increase the monthly fee to $6,650 per month.

     On May 14, 1999, we issued 228,160 shares of common stock to Beacon, at approximately $0.43 per share, for aggregate gross proceeds of $98,110. In connection with that transaction, we issued warrants to purchase 114,080 shares of common stock to Beacon with an exercise price of $0.43 per share, and paid an investment advisory fee to KBL Capital Partners of $4,870, plus 6,845 shares of common stock and warrants to purchase 18,255 shares of common stock with an exercise price of $0.43 per share.

     On July 30, 1999, KBL Technology Funding acted as agent in connection with the issuance by us of $697,522 of debt. In connection with this issuance, we issued 1,025,000 warrants to purchase shares of common stock to KBL Technology Funding at an exercise price of $0.43 and paid KBL Capital Partners a placement fee of $67,114 and warrants to purchase 102,500 shares of common stock at an exercise price of $0.43.

     On September 30, 1999, KBL Technology Funding (as agent), James Clark, Pinetree and Beacon sold their warrants to us in exchange for shares of common stock on a 1-for-1 basis, with 1,025,000 shares issued to KBL Technology Funding (as agent), 311,530 shares issued to James Clark, 723,520 shares issued to Pinetree and 718,480 shares issued to Beacon.

     On December 16, 1999, VC Advantage purchased 736,702 shares of our common stock at a price of approximately $1.3574 per share, aggregating $1,000,000. On December 16, 1999, VC Advantage also purchased 1,473,405 shares of Class A preferred stock at approximately $1.3574 per share, aggregating $2 million. In connection with this transaction, VC Advantage received warrants, exercisable on or before December 16, 2002, with an exercise price of $1.3574 per share, to purchase an aggregate of 442,022 shares of common stock of FinanceCo. In addition, Thomson Kernaghan, for its services as agent in respect of these transactions, received warrants to purchase an aggregate of 221,011 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $210,000).

     On February 25, 2000, in consideration for advisory services rendered, we granted to each of Sheldon Inwenash and Michael Mendelson options to purchase 80,000 shares of common stock, and Bo Manor (who holds a 7.9% interest in KBL) options to acquire 60,000 shares of common stock, all at an exercise price of $1.44 per share.

     On February 28, 2000, VC Advantage purchased 1,033,333 shares of Class B preferred stock and Hammock purchased 688,889 shares of Class B preferred stock at a price of $2.90 per share, for aggregate gross proceeds of $5 million. In connection with this transaction, VC Advantage and Hammock received warrants, exercisable on or before February 28, 2003, to purchase an aggregate of 694,445 shares of common stock, with an exercise price of $1.53 per share (Hammock received 277,778 and VC Advantage received 416,667), and Thomson Kernaghan, for its services as agent in respect of this purchase, received warrants to purchase 347,223 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $350,000).

     On February 29, 2000, in connection with our sale of 1,000,000 special warrants at a price of $2.50 per special warrant, Thomson Kernaghan received an agency fee of warrants to purchase 100,000 shares of common stock, with an exercise price of $2.50 per share, exercisable on or before February 28, 2003, and a fee in the amount of 8% of the offering (for an aggregate of $200,000).

     On April 18 and 20, 2000, we issued an aggregate of 200,010 shares of common stock to institutional investors, including CALP II, for a purchase price per share of $7.50, special warrants to acquire 1,906,660 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 1,053,335 shares of common stock at an exercise price of $12.50 per share, for gross proceeds of $15,800,025. On June 5, 2000, we issued special warrants to acquire 44,760 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 22,380 shares of common stock at an exercise price of $12.50 per share, for gross proceeds of $335,750. Under the terms of the warrants issued in the April and June transactions, from September 30, 2000 until the effectiveness of a registration statement covering the shares underlying the warrants (and satisfaction of a related condition concerning the qualification of a prospectus in certain Canadian provinces), the average warrant exercise price declines by $0.0082 each day until October 31, 2000 and by $0.50 per month thereafter, to a minimum exercise price of $3.75. Thomson Kernaghan, for its services as agent in respect of these private placements, received $1,290,858 plus compensation options exercisable at no cost for warrants to purchase 215,143 shares of common stock with an exercise price of $7.50 per share, exercisable at any time on or prior to the second anniversary of the date of effectiveness of the registration statement filed for the shares underlying these warrants.

     On May 29, 2000, we issued 88,409 shares of common stock valued at $119,500 to Thomson Kernaghan in consideration of financial advisory services provided pursuant to a financial advisory services agreement dated as of December 10, 1999.

OPTION GRANTS TO DIRECTORS

     Please see "Management--Director compensation" for a description of stock options granted to directors for service as directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by law against costs and expenses incurred in connection with any actual or threatened litigation by reason of the fact that they were directors or officers.

     In addition, our certificate of incorporation eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o for unlawful dividends and stock purchases under section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

     We have entered into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and key employees for various liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

                        ---------------------------------

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $0.001 par value.

COMMON STOCK

     As of November 30, 2000, there were 7,550,250 shares of common stock issued and outstanding. In addition 5,673,605 exchangeable shares of SAC were issued and outstanding, each of which is intended have economic and voting rights equivalent to shares of our common stock. These exchangeable shares are described below under "Exchangeable Shares of SAC."

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, as may be declared from time to time by the board of directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock, if any, then outstanding.

PREFERRED STOCK

     As of November 30, 2000, there were 1,473,405 shares of Class A preferred stock and 1,722,222 shares of Class B preferred stock issued and outstanding.

     The shares of Class A preferred stock and Class B preferred stock are convertible at any time at the option of the holder, on a 1-for-1 basis, into shares of common stock. The number of shares of common stock into which Class A preferred stock and Class B preferred stock is convertible is subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the shares of such preferred stock and the common stock. The holders of Class A preferred stock and Class B preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which such preferred stock is convertible on all matters to be voted on by the stockholders. With respect to dividends, Class A preferred stock and Class B preferred stock rank equally with each other and our common stock. With respect to distributions upon liquidation, the holders of Class A preferred stock and Class B preferred stock are entitled to receive an initial preferred distribution before any payment is made in respect of shares of common stock of $1.3574 and $2.9032 per share, respectively.

SPECIAL VOTING STOCK

     As of November 30, 2000, the one authorized share of special voting stock has been issued to Montreal Trust Company of Canada in its capacity as trustee for the benefit of holders of exchangeable shares of SAC. The special voting share is the vehicle through which holders of exchangeable shares are able to exercise their voting rights, as described below under "Exchangeable Shares of SAC." The special voting stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time (other than exchangeable shares held by us or our affiliates), which votes may be cast at any meeting at which our common stockholders are entitled to vote. When all exchangeable shares are held by us or our affiliates (as a consequence of their redemption or repurchase), the special voting share will be cancelled.

EXCHANGEABLE SHARES OF SAC

     As of November 30, 2000, there were 5,673,605 exchangeable shares of SAC (our subsidiary) issued and outstanding. The exchangeable shares were issued to certain Canadian shareholders of SoftQuad Canada in exchange for their shares of SoftQuad Canada in connection with the acquisition by SAC of all of the outstanding shares of SoftQuad Canada. The exchangeable shares have economic and voting rights functionally equivalent to shares of our common stock, and were issued to Canadian shareholders in lieu of shares of our common stock because of Canadian tax considerations.

     The exchangeable shares are exchangeable at any time at the option of the holder, on a 1-for-1 basis, for shares of common stock. We have entered into a voting and exchange trust agreement with respect to the exchangeable shares with SAC and Montreal Trust Company of Canada, as trustee for the exchangeable shareholders. By furnishing instructions to the trustee under the voting and exchange trust agreement, holders of the exchangeable shares are able to exercise essentially the same voting rights as they would have if they had exchanged their exchangeable shares for shares of our common stock. Holders of exchangeable shares are also entitled to receive from SAC dividends payable in Canadian dollars that are economically equivalent to any cash dividends paid by us on the common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial 1-to-1 relationship between the exchangeable shares and the common stock.

     Pursuant to the support agreement between us and SAC, we made the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding:

     o we will not declare or pay dividends on our common stock unless SAC is able to declare and pay and simultaneously declares and pays an equivalent dividend on the exchangeable shares;

     o we will advise SAC in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on our common stock;

     o we will ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date of such dividend; and

     o we will take all actions and do all things reasonably necessary or desirable to enable and permit SAC, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable amounts in the event of a liquidation, dissolution or winding-up of SAC, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by SAC.

     The exchangeable share structure support agreement provides that, without the prior approval of SAC and the holders of the exchangeable shares, we will not issue or distribute additional common stock, securities exchangeable for or convertible into or carrying rights to acquire common stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of common stock, nor shall we change the common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. The board of directors of SAC is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to the common stock.

OPTIONS

     As of November 30, 2000, there were options outstanding to purchase 4,900,270 shares of common stock with a weighted average exercise price per share of $2.2451.

SPECIAL WARRANTS

     As of November 30, 2000, 2,951,420 special warrants were outstanding, all of which were held by Canadian residents. Each special warrant entitles the holder thereof to acquire one share of common stock for no additional consideration. The special warrants expire on the fifth business day following the date we obtain a receipt for a final prospectus qualifying the exercise of the special warrants into shares of common stock in the holder's province of residence. The special warrants are exercisable at any time, and are automatically exercised immediately prior to their expiration. The special warrants were sold to certain Canadian purchasers in lieu of shares of our common stock because of Canadian securities law considerations.

WARRANTS

     As of November 30, 2000, there were warrants outstanding to purchase 3,095,558 shares of common stock with a weighted average purchase price per share of $5.6753. Warrants to purchase 663,033 shares expire on December 16, 2002, warrants to purchase 1,141,667 shares expire on February 28, 2003 and warrants to purchase 1,290,858 shares expire on the second anniversary of the effective date of the registration statement covering the shares underlying these warrants. Of the latter 1,290,858 warrants, 215,143 are in the form of compensation options that are exercisable at no cost for the underlying warrants.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to us and, accordingly, may discourage attempts to acquire us.

     In addition, provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider to be their its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     BOARD OF DIRECTORS VACANCIES. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

     AUTHORIZED BUT UNISSUED SHARES. The board of directors can in the future issue the authorized but unissued shares of common stock and preferred stock, and fix the rights and preferences of the preferred stock, without stockholder approval, subject to the limitations imposed by any market on which our stock is listed for trading. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions are described above under "Certain Relationships and Related Transactions--Indemnification of directors and officers and limitation of liability." These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

     Presently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Atlas Stock Transfer Corp., 5899 South State Street, Salt Lake City, Utah 84107. We do not have a transfer agent and registrar for our preferred stock or special voting stock and there is no transfer agent and registrar for exchangeable shares of SAC.

QUOTATION OF COMMON STOCK

     Our common stock is quoted on the OTC Bulletin Board maintained by the NASD.

     The OTC Bulletin Board is a dealer-driven quotation service. Unlike the Nasdaq Stock Market, companies cannot apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirement. Any equity security of a reporting company not listed on Nasdaq or on a national securities exchange is eligible.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of December 13, 2000, we had 27,366,730 shares of common stock outstanding or issuable under derivative securities, comprised of:

     o    7,550,250 shares of common stock issued and outstanding;

     o 3,195,627 shares of common stock issuable upon the conversion of shares of our preferred stock;

     o 5,673,605 shares of common stock issuable upon the exchange of exchangeable shares of SAC;

     o 4,900,270 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price per share of $2.2451

     o 2,951,420 shares of common stock issuable upon exercise of special warrants for no additional consideration; and

     o 3,095,558 shares of common stock issuable upon exercise of warrants with a weighted average exercise price per share of $5.6753.

     Of the 17,187,412 shares outstanding or issuable under derivative securities not covered by this prospectus, 2,000,000 represent shares that were originally issued by ASM to its initial shareholder on June 2, 1995. On December 1, 1998, the initial shareholder agreed to transfer these shares to 25 individuals in exchange for a commitment by these individuals to pay the cost of reactivating the corporation (which had never engaged in an active trade or business), providing for the reinstatement of its charter in Florida (which had been suspended in 1996 for failure to pay annual fees and costs) and bringing its books and records up to date. Before the merger of ASM and FinanceCo, ASM determined that these 2,000,000 shares were not restricted securities within the meaning of Rule 144 in reliance on Rule 144(k). The remaining []15,187,412 shares are restricted securities and may be publicly sold only in compliance with the applicable provisions of Rule 144, unless sold pursuant to an effective registration statement under the Securities Act (filed pursuant to registration rights agreements or otherwise).

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock or (b) the average weekly trading volume during the four calendar weeks preceding such sale, subject to certain other requirements. A person (or persons whose shares are aggregated) who has not been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be our affiliates must always sell pursuant to Rule 144, even after the applicable holding period is satisfied, unless their sales are made pursuant to an effective registration statement under the Securities Act.

     Sales of a substantial number of shares of common stock could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered hereby on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling stockholders. Sales of the shares offered hereby may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

o the name of each such selling stockholder and of the participating broker-dealer(s);
o    the number of shares involved;
o    the initial price at which such shares were sold;
o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
o    other facts material to the transaction.

     In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                  LEGAL MATTERS

     The validity of the issuance of SoftQuad's securities offered by this prospectus will be passed upon for SoftQuad by Parker Chapin LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of SoftQuad Software, Ltd. and the related financial statement schedules incorporated in this registration statement by reference from the Company's Annual Report on Form 10-KSB for the year ended September 30, 2000 filed December 28, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Our estimated expenses in connection with the issuance and distribution of the securities being offered hereby are as follows:

     Securities and Exchange Commission Registration Fee.......$    6,234.83
     Legal Fees and Expenses...................................$   25,000.00
     Accounting Fees and Expenses..............................$    5,000.00
     Miscellaneous.............................................$    1,765.17
     Total.....................................................$   43,000.00


ITEM 15..INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders' or disinterested directors' vote or otherwise.

     As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145(e) of the DGCL, our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that, if required to do so under the DGCL, we receive an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

     We have entered into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and key employees for various liabilities.

ITEM     16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                  EXHIBIT INDEX

Exhibit
Number            Description of Document
---------         -----------------------

2.1(1) Acquisition Agreement among SoftQuad Software, Ltd., SoftQuad Acquisition Corp. and SoftQuad Canada, dated December 16, 1999

2.2(2) Plan and Agreement of Merger between The American Sports Machine, Inc. and SoftQuad Software, Ltd., dated March 1, 2000

2.3(2) Agreement and Plan of Reorganization among The American Sports Machine, Inc., SoftQuad Software, Ltd. and its Stockholders, dated March 1, 2000

2.4(4) Plan and Agreement of Merger between The American Sports Machine, Inc. and SoftQuad Software, Ltd., dated March 9, 2000

4.1(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class A Convertible Stock Purchase Agreement, dated December 9, 1999

4.2(1) VC Advantage Limited Partnership's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.3(1) Hammock Group Ltd.'s Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.4(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement with VC Advantage Limited Partnership, dated February 29, 2000

4.5(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement with Hammock Group Ltd., dated February 29, 2000

4.6(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Special Warrant Purchase Agreement dated, May 19, 2000

4.7(1) Special Warrant for Thomson Kernaghan & Co. Limited, as agent, to Purchase Shares of Common Stock of SoftQuad Software, Ltd., dated February 29, 2000

4.8(1) Form of Special Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd., issued in April 18, 20 and June 5, 2000 private placements

4.9(1) Warrant Indenture Agreement between SoftQuad Software, Ltd. and Montreal Trust Company of Canada, dated April 18, 2000

4.10(2) Form of Subscription Agreement for Canadian Subscribers in April 18, 20 and June 5, 2000 private placements

4.11(2) Form of Subscription Agreement for American Subscribers in April 18, 20 and June 5, 2000 private placements

4.12(2) Registration Rights Agreement between SoftQuad Software Ltd., VC Advantage Limited Partnership and Thomson Kernaghan & Co. Limited, as agent, in connection with the Common Stock Purchase Agreement, dated December 8, 1999 and the Class A Convertible Stock Purchase Agreement, dated December 9, 1999

4.13(2) Registration Rights Agreement between SoftQuad Software Ltd., VC Advantage Limited Partnership and Thomson Kernaghan & Co. Limited, as agent, in connection with the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.14(2) Registration Rights Agreement between SoftQuad Software Ltd. Hammock Group Ltd. and Thomson Kernaghan & Co. Limited, as agent, in connection with the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.15(2) Registration Rights Agreement between SoftQuad Software, Ltd. and SmallCaps Online LLC, for itself and as agent, dated April 18, 2000

4.16(1) Registration Rights Agreement between SoftQuad Software, Ltd. and Thomson Kernaghan & Co. Limited, for itself and as agent, dated April 18, 2000

4.17(3) Voting Trust and Exchange Agreement, among SoftQuad Software, Ltd., SoftQuad Acquisition Corp., SoftQuad Software, Inc. and Montreal Trust Company of Canada, dated February, 2000

4.18 Registration Rights Letter to holders of exchangeable shares of SAC, dated September 20, 2000 (to be filed by amendment)

5 Opinion of Parker Chapin LLP regarding legality (to be filed by amendment)

23.1        Consent of Deloitte & Touche LLP

23.2        Consent of Parker Chapin (included in Exhibit 5)

------------------------------

(1) Incorporated by reference to Exhibits to the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

(2) Incorporated by reference to Exhibits to the registrant's Current Report on Form 8-K dated March 9, 2000.

(3) Incorporated by reference to Exhibits to the registrant's Current Report on Form 8-K dated April 21, 2000.

(4) Incorporated by reference to Exhibits to the registrant's Definitive Information Statement on Schedule 14C dated March 21, 2000.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;


                  (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on December 29, 2000.

                                                SOFTQUAD SOFTWARE, LTD.


                                                By: /s/  Roberto Drassinower
                                                      --------------------------
                                                         Roberto Drassinower
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Roberto Drassinower and David R. Lewis, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person's name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this Registration Statement; (B) to file such amendments with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with (A) or (B), granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Date:  December 29, 2000                      /s/   Roberto Drassinower
                                            ------------------------------
                                                    Roberto Drassinower
                                                    Chief Executive Officer and Director
                                                    (principal executive officer)


Date:  December 29, 2000                      /s/   Andrew Muroff
                                            ------------------------------
                                                    Andrew Muroff
                                                    President and Director

Date:  December 29, 2000                      /s/   David R. Lewis
                                            ------------------------------
                                                    David R. Lewis
                                                    Chief Financial Officer
                                                    (principal financial and accounting officer)


Date:  December 29, 2000                     /s/    Joan Dea
                                            ------------------------------
                                                    Joan Dea
                                                    Director

Date:  December 29, 2000                    /s/     Robert Bagga
                                            ------------------------------
                                                    Robert Bagga
                                                    Director


Date:  December 29, 2000                    /s/     Lawrence Goldberg
                                            ------------------------------
                                                    Lawrence Goldberg
                                                    Director

Date:  December 29, 2000                    /s/     Brock Armstrong
                                            ------------------------------
                                                    Brock Armstrong
                                                    Director